UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12.

SHILOH INDUSTRIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, please be advised that Shiloh Industries, Inc. intends to release definitive copies of the Proxy Statement to security holders on or about January 29, 2016.
PRELIMINARY COPY

Shiloh Industries, Inc.
880 Steel Drive
Valley City, Ohio 44280
Telephone: (330) 558-2600

January , 2016

Dear Shiloh Stockholder:

On behalf of the board of directors, you are cordially invited to attend the 2016 Annual Meeting of Stockholders of Shiloh Industries, Inc. (the "Company"), which will be held on Wednesday, March 9, 2016, at 10:00 a.m., at the MTD Products Inc Lodge, 6029 Grafton Road, Valley City, Ohio, 44280.

We are delivering our Proxy Statement and annual report this year under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders over the Internet. We will mail to our stockholders, on or about January , 2016, a notice containing instructions on how to access our proxy materials. The notice will also include instructions on how you can receive a paper copy of the proxy materials.

This packet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the Company’s stockholders, including the election of three directors, approval on an advisory basis of the compensation of the Company's named executive officers, approval of the Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan and approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share ("Common Stock"), from 25,000,000 to 50,000,000. I urge you to read the accompanying Proxy Statement thoroughly. As described in greater detail in the Proxy Statement, the Board of Directors of the Company recommends a vote "FOR" the election of each of the three directors, approval, on an advisory basis, of the compensation of the Company's named executive officers, approval of the 2016 Equity and Incentive Compensation Plan and approval of the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

You may vote your shares electronically via the Internet or, if you request a paper copy of the proxy materials, by completing, dating, signing and returning the proxy card provided. The 2016 Proxy Statement and the 2015 Annual Report are available at http://www.edocumentview.com/SHLO. Casting your vote electronically as soon as possible, or if you request paper materials, returning your proxy card as soon as possible, will assure your representation at the meeting, whether or not you plan to attend. If you are a registered holder and attend the Annual Meeting, you may revoke your proxy should you wish to vote in person. Simply attending the meeting will not revoke your proxy.

Sincerely,

/s/ Ramzi Y. Hermiz
Ramzi Y. Hermiz
President and Chief Executive Officer

Shiloh Industries, Inc.
880 Steel Drive
Valley City, Ohio 44280

________________________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
March 9, 2016
________________________________________________________________

The Annual Meeting of Stockholders of Shiloh Industries, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, March 9, 2016, at 10:00 a.m. (the "Annual Meeting"), at the MTD Products Inc Lodge, 6029 Grafton Road, Valley City, Ohio 44280, for the purpose of:

1.	the election of three Class II directors to serve a term of three years and until their successors have been duly elected and qualified;

2.	the approval, on an advisory basis, of the compensation of the Company's named executive officers;

3.	the approval of the Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan;

4.	the approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, from 25,000,000 to 50,000,000; and

5.	transacting such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 12, 2016 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ David J. Hessler
David J. Hessler
Secretary

January , 2016

This Proxy Statement is first being made available to stockholders electronically via the Internet on or about January , 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 9, 2016:

This Proxy Statement and the Company’s 2015 Annual Report are also available at http://www.edocumentview.com/SHLO.

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, please be advised that Shiloh Industries, Inc. intends to release definitive copies of the Proxy Statement to security holders on or about January 29, 2016.
PRELIMINARY COPY

SHILOH INDUSTRIES, INC.
880 Steel Drive
Valley City, Ohio 44280

________________________________________________________________

PROXY STATEMENT

________________________________________________________________

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 9, 2016

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Shiloh Industries, Inc., a Delaware corporation (the "Company"), of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on March 9, 2016 at 10:00 a.m., at the MTD Products Inc Lodge, 6029 Grafton Road, Valley City, Ohio, 44280 (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card and annual report to stockholders for the fiscal year ended October 31, 2015 are first being made available to stockholders on or about January , 2016.

Notice of Electronic Availability of Proxy Statement and Annual Report

As required by the rules of the United States Securities and Exchange Commission (the "SEC"), the Company is making its proxy materials, which include this Proxy Statement and the accompanying proxy card, notice of meeting and annual report to stockholders, available to its stockholders electronically via the Internet. We will mail to our stockholders on or about January , 2016 a notice (the "Notice") containing instructions on how to access and review our proxy materials. The Notice also contains instructions as to how to submit your proxy via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Record Date and Voting

Stockholders of record of the Company at the close of business on January 12, 2016 will be entitled to vote at the Annual Meeting. On that date, 17,338,623 shares of common stock, par value $0.01 per share ("Common Stock"), were outstanding and entitled to vote. Each share of common stock is entitled to one vote. At the Annual Meeting, inspectors of election will determine the presence of a quorum and will tabulate the results of the vote of the stockholders. The holders of a majority of the total number of outstanding shares of Common Stock entitled to vote must be present in person or by proxy to constitute the necessary quorum for any business to be transacted at the Annual Meeting. Broker non-votes, if any, will be considered "present" for purposes of determining whether a quorum has been achieved at the Annual Meeting. A broker non-vote occurs if your shares are held in "street name" by a broker or nominee for a non-routine matter and the broker or nominee reports your shares as non-votes because you did not provide your broker or nominee with voting instructions for your shares. Because the Company does not expect to act on any "routine" proposals at the Annual Meeting, no broker non-votes are expected.

Purposes of the Annual Meeting

The Annual Meeting is being held for the following purposes:

•	the election of three Class II directors to serve a term of three years and until their successors have been duly elected and qualified;

•	the approval on an advisory basis, of the compensation of the Company's named executive officers ("NEOs");

•	the approval of the Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan;

•	the approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 50,000,000; and

•	to conduct such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The three nominees for Director receiving the greatest number of votes cast at the Annual Meeting in person or by proxy will be elected. Consequently, any shares of Common Stock present in person or by proxy at the Annual Meeting, but not voted for any reason, including abstentions and broker non-votes, will have no impact in the election of Directors.

Although the vote to approve the compensation of the NEOs is advisory and not binding on our Board of Directors, the Board of Directors and the Compensation Committee expect to review the results of the vote and expect to consider the affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote on the proposal to be approval by the stockholders of the compensation of the NEOs. Abstentions and broker non-votes will have the effect of votes against this proposal.

The proposal to approve the Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan requires the affirmative vote of the holders of a majority of the Common Stock present at the Annual Meeting in person or by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will have the effect of votes against this proposal.

The proposal to approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of the holders of a majority of our issued and outstanding Common Stock on the applicable record date. Abstentions and broker non-votes will have the effect of votes against this proposal.

Stockholders have no right to cumulative voting as to any matter, including the election of Directors.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated on a valid proxy, the shares represented by such proxy will be voted for the nominees for Director named in this Proxy Statement, for the approval, on an advisory basis, of the compensation of the NEOs, for the approval of the Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan, for the approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes, for any other matters that properly come before the Annual Meeting.

Voting via the Internet or by Mail

Registered Holders

If you are a "registered holder" (meaning your shares are registered in your name with our transfer agent, Computershare), then you may vote either in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may vote via the Internet or, if you request a paper copy of our proxy materials, by mail and your shares will be voted at the Annual Meeting in the manner you direct.

The Notice provides information on how to vote via the Internet or receive a paper proxy card to vote by mail. Internet voting facilities for stockholders of record will close at 1:00 a.m. on Wednesday, March 9, 2016.

For those stockholders who request and receive a paper proxy card, instructions for voting via the Internet are set forth on the proxy card or such stockholders can complete, sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in "street name" (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), you may vote in person at the Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares and present it to the inspector of elections with your ballot at the Annual Meeting. Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction form that the nominee provides to you, by using telephone or Internet voting arrangements described on the voting instruction form or other materials that the nominee provides to you or by following any other procedures that the nominee communicates to you.

Revocability of Proxies

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares in street name, you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy as described above.

Solicitation of Proxies

The Company will bear the costs of soliciting proxies from its stockholders. In addition to the use of the mails, proxies may be solicited by the Directors, officers and employees of the Company by personal interview or telephone. Such Directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with such solicitation.

THE PROPOSALS

Proposal No. 1 — The Election of Directors

The Company’s Restated Certificate of Incorporation provides that the Board of Directors will be divided into three classes of Directors, to be as nearly equal in number of Directors as possible. Class I consists of Jean A. Brunol, Michael S. Hanley and David J. Hessler, and their current term of office will expire at the 2018 annual stockholders' meeting. Class II consists of Cloyd J. Abruzzo, George G. Goodrich, and Dieter Kaesgen, and their current term of office will expire at the Annual Meeting. Class III consists of Curtis E. Moll, Ramzi Y. Hermiz and Robert J. King, and their current term of office will expire at the 2017 annual stockholders' meeting. At each annual stockholders’ meeting, Directors are elected for a term of three years and hold office until their successors are elected and qualified or until their earlier removal or resignation. Newly created directorships resulting from an increase in the authorized number of Directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause may be filled by a majority of the remaining Directors then in office.

The Board of Directors unanimously recommends that you vote FOR the election of Cloyd J. Abruzzo, George G. Goodrich, and Dieter Kaesgen at the Annual Meeting. If any nominee becomes unavailable for any reason before the election, which event is not anticipated, the proxies will be voted for the election of such other person as a Director as the Board of Directors may recommend.

Proposal No. 2 — Advisory Vote on Named Executive Officer Compensation
Our Board of Directors requests that stockholders approve the compensation of the NEOs, pursuant to Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), as disclosed in this Proxy Statement, which includes the Compensation Discussion and Analysis, the Fiscal Year 2015 Summary Compensation Table and the supporting tabular and narrative disclosure on executive officer compensation. This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee expect to review and consider the voting results when making future decisions regarding compensation for our NEOs. This non-binding advisory vote is scheduled to be conducted every three years. The next say-on-pay vote is expected to take place at our 2019 Annual Meeting of Stockholders.

The Compensation Discussion and Analysis portion beginning on page 41 of this Proxy Statement contains a detailed description of our executive compensation philosophy and programs, the decisions the Compensation Committee has made under those programs and the factors considered in making those decisions, including fiscal 2015 performance, focusing on the compensation of our NEOs. We believe we have created a compensation program deserving of stockholder support.

The Board of Directors recommends stockholders vote in favor of the resolution:

RESOLVED, that on an advisory non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to Section 14A of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis and the supporting tabular and related narrative disclosure on executive compensation, is hereby APPROVED.
The Board of Directors unanimously recommends that you vote FOR the approval of the compensation of the NEOs as disclosed in this Proxy Statement.

Proposal No. 3 — Approval of the Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan

We are asking stockholders to approve the Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan, which we refer to in this section as the 2016 Plan. On December 16, 2015, upon recommendation by the Compensation Committee, the Board of Directors unanimously approved and adopted, subject to the approval of the Company’s stockholders at the Annual Meeting, the 2016 Plan to replace our Amended and Restated 1993 Key Employee Stock Incentive Plan (as Amended and Restated as of December 10, 2009), which we refer to as the 1993 Plan. The 1993 Plan was originally approved by our stockholders in June 1993. Amendments to the 1993 Plan were approved by our stockholders at each of the 1998, 2001, 2003 and 2010 annual stockholders' meetings.
The Board of Directors is recommending that the Company’s stockholders vote in favor of the 2016 Plan, which will succeed the 1993 Plan in its entirety. The 2016 Plan continues to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers, other key employees and non-employee directors of the Company, as well as among certain non-employees who provide employee-type services.
If the 2016 Plan is approved by stockholders, it will be effective as of the day of the Annual Meeting. Outstanding awards under the 1993 Plan, however, will continue in effect in accordance with their terms. If the 2016 Plan is not approved by our stockholders, no awards will be made under the 2016 Plan, and the 1993 Plan will remain in effect.
Our principal reason for adopting the 2016 Plan is to obtain stockholder approval of the issuance of Common Stock available for awards under the 2016 Plan. Stockholder approval of the 2016 Plan is also intended to constitute approval of the material terms for "qualified performance-based compensation" under the 2016 Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) of the Code generally disallows a deduction for certain compensation paid to our Chief Executive Officer and certain other executive officers in a taxable year to the extent that compensation to a covered employee exceeds $1 million for such year. However, some types of compensation, including "qualified performance-based compensation" under Section 162(m) of the Code, are not subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. The deduction limit does not apply to compensation paid under a stockholder approved plan that meets certain requirements for "qualified performance-based compensation" under Section 162(m) of the Code. While we believe it is in the best interests of the Company and our stockholders to have the ability to potentially grant "qualified performance-based compensation" under Section 162(m) of the Code under the 2016 Plan, we may decide to grant compensation to covered employees that will not qualify as "qualified performance-based compensation" for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as "qualified performance-based compensation" for purposes of Section 162(m) of the Code under the 2016 Plan, we cannot guarantee that such compensation will so qualify or ultimately will be deductible by us.
Generally, compensation attributable to stock options, appreciation rights and other performance-based awards may be deemed to qualify as "qualified performance-based compensation" under Section 162(m) of the Code if: (1) the grant is made by a committee of outside directors for purposes of Section 162(m) of the Code; (2) the plan under which the award is granted states the maximum number of shares with respect to which share-based awards and the maximum amount of cash awards that may be granted to any individual during a specified period of time; and (3) the amount of compensation an individual may receive under the awards is based solely on the achievement of one or more pre-established performance goals which incorporate business criteria approved by stockholders (or, in the case of stock options or appreciation rights, the increase in the value of the shares after the date of grant). Stockholder approval of this Proposal No. 3 is intended to satisfy the stockholder approval requirements under Section 162(m) of the Code.
We are seeking stockholder approval of the material terms for "qualified performance-based compensation" under the 2016 Plan, including the performance measures and applicable individual grant limits under the 2016 Plan, as well as the individuals eligible to receive awards under the 2016 Plan, to have the flexibility to potentially grant awards under the 2016 Plan that may be fully deductible for federal income tax purposes. If our stockholders approve the material terms for "qualified performance-based compensation" under the 2016 Plan, assuming that all other Section 162(m) requirements are met, we may be able to obtain tax deductions with respect to awards issued under the 2016 Plan to our Section 162(m) executive officers without regard to the limitations of Section 162(m) through the 2021 annual stockholders' meeting (in other words, for five years).
The actual text of the 2016 Plan is attached to this Proxy Statement as Appendix A. The following description of the 2016 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.
The Board of Directors unanimously recommends a vote FOR the approval of the Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan.
Why We Recommend That You Vote for Proposal No. 3
The 2016 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, appreciation rights ("SARs"), restricted shares, restricted stock units ("RSUs"), performance shares, performance units, dividend equivalents and certain other awards denominated or payable in, or otherwise based on shares of Common Stock or factors that may influence the value of our shares, plus cash incentive awards, for the purpose of providing our officers, other key employees, and those of our subsidiaries, our non-employee directors, and certain non-employees who perform employee-type functions, incentives and rewards for performance. Some of the key features of the 2016 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2016 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors.
The use of our Common Stock as part of our compensation program is also important to our continued success because equity-based awards are an essential component of our compensation program for key employees, as they link compensation with long-term stockholder value creation and reward participants based on the Company’s performance. As discussed in further detail in Compensation Discussion and Analysis, equity compensation represents a significant portion of the compensation package for our Chief Executive Officer and other NEOs. Because our equity awards generally vest over multiple years, the value ultimately realized from these awards depends on the long-term value of our Common Stock. Our equity compensation program also helps us to attract and retain talent in a highly competitive market, targeting individuals who are motivated by pay-for-performance.
As of January 12, 2016, 858,286 shares of Common Stock remained available for issuance under the 1993 Plan. If the 2016 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align employee and director compensation interests with the investment interests of our stockholders as well as alignment provided by equity-based awards. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our businesses or returned to our stockholders.
Highlights of the 2016 Plan

•	The 2016 Plan places specific limits on the number of shares subject to awards that can be granted under the 2016 Plan to individuals during a fiscal year.

•	The 2016 Plan eliminates so-called "liberal" share counting.

•	The 2016 Plan prohibits granting discounted stock options and SARs.

•	The 2016 plan prohibits repricing or buying out underwater stock options or SARs

•	The 2016 Plan has no evergreen features.

•	All awards under the 2016 Plan will generally be subject to "double-trigger" vesting upon a change in control.

•	Awards under the 2016 Plan will generally be subject to a minimum one-year vesting period, subject to certain exceptions described in the 2016 Plan.

•	The 2016 Plan does not provide for any tax "gross-ups" for excise taxes payable in connection with a change in control.

•	Our agreements with participants will require that awards be subject to certain forfeiture and clawback arrangements.

•	The 2016 Plan will generally be administered by our independent Compensation Committee.

The following includes aggregated information regarding the overhang and dilution associated with the 1993 Plan and the potential stockholder dilution that would result if our proposed share increase under the 2016 Plan is approved. The information below is as of December 31, 2015. As of that date, there were 17,338,623 shares of our Common Stock outstanding.
Equity overhang measures the potential dilutive effects of future grants under the 2016 Plan and is calculated by dividing the total number of shares of Common Stock underlying outstanding awards plus the total number of shares of Common Stock available for future grants by the Company’s total number of outstanding shares of Common Stock. Our 2015 overhang of 7.2% was below the median overhang of our peer companies, which was approximately 9.2% in recent years.
Under the 1993 Plan:

•	Outstanding unvested restricted share awards: 124,256 shares of Common Stock (.72% of our outstanding Common Stock);

•	Outstanding stock options: 90,666 shares of Common Stock (.52% of our outstanding Common Stock);

•	Total shares of Common Stock subject to outstanding awards as described above (restricted shares and stock options): 214,922 shares of Common Stock (1.24% of our outstanding Common Stock);

•	Total shares of Common Stock available for future awards under the 1993 Plan: 858,286 shares of Common Stock (about 4.95% of our outstanding Common Stock); and

•
The total number of shares of Common Stock subject to outstanding awards (214,922 shares of Common Stock), plus the total number of shares of Common Stock available for future awards under the 1993 Plan (858,286 shares of Common Stock), represents a current overhang of 6.19% (in other words, the maximum potential straight dilution of our stockholders represented by the 1993 Plan).

Under the 2016 Plan:

•
Proposed shares of Common Stock available for awards under the 2016 Plan: 1,500,000 shares of Common Stock (including essentially the 858,286 shares of Common Stock remaining available under the 1993 Plan, so the new share request of 641,714 shares of Common Stock represents about 3.70% of our outstanding shares of Common Stock - this percentage reflects the simple dilution of our stockholders that would occur if the 2016 Plan is approved).

Total potential overhang or dilution under the 2016 Plan:

•
The total shares of Common Stock subject to outstanding awards as of December 31, 2015 (214,922), plus the total shares of Common Stock available for future awards under the 1993 Plan as of that date 858,286, plus the proposed new shares of Common Stock available for awards under the 2016 Plan (641,714), represent a total fully-diluted overhang of 1,714,922 shares (9.89%) under the 2016 Plan.

Based on the closing price on the Nasdaq Global Market for our Common Stock on December 31, 2015 of $5.24 per share, the aggregate market value as of December 31, 2015 of the new 641,714 shares of Common Stock requested under the 2016 Plan was $3,362,581.
Burn rate is calculated as the number of shares underlying full-value awards and stock options granted, expressed as a percent of the Company’s total number of outstanding shares. In fiscal 2014 and 2015, we granted awards under the 1993 Plan covering shares, 89,500 and 82,004 shares, respectively. Shares were not granted during fiscal 2013. Based on our basic weighted average shares of Common Stock outstanding for those three fiscal years of 16,981,535 and 17,145,298 and 17,287,371, respectively, for the three-fiscal-year period 2013-2015, our average burn rate, not taking into account forfeitures, was .33% (our individual years’ burn rates were 0.0% for fiscal 2013, .52% for fiscal 2014 and .48% for fiscal 2015). Our fiscal 2015 burn rate, and three-fiscal-year average burn rate are all below market (generally at or less than the 25th percentile) as compared to the burn rates of our peer companies. The median three-fiscal-year average burn rate of our peers is approximately 0.9%
In determining the number of shares to request for approval under the 2016 Plan, our management team worked with Compensation Advisory Partners, the Compensation Committee's independent compensation consultant and the Compensation Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2016 Plan.
If the 2016 Plan is approved, we intend to utilize the shares authorized under the 2016 Plan to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the 2016 Plan combined with the shares available for future awards will last for about three to four years, based on our historic grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match historic rates or our share price changes materially. As noted in Summary of Other Material Terms of the 2016 Plan, our Compensation Committee would retain full discretion under the 2016 Plan to determine the number and amount of awards to be granted under the 2016 Plan, subject to the terms of the 2016 Plan, and future benefits that may be received by participants under the 2016 Plan are not determinable at this time, except with respect to certain grants that are expected to be made immediately following the Annual Meeting (as described below).
We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.
In evaluating this Proposal No. 3, stockholders should consider all of the information in this Proposal No. 3.
Administration
The 2016 Plan will generally be administered by the Compensation Committee.
Reasonable 2016 Plan Limits
Subject to adjustment as described in the 2016 Plan, total awards under the 2016 Plan are limited to 1,500,000 shares, (1) minus, as of the effective date, one share for every one share subject to an award granted under the 1993 Plan between October 31, 2015 and the effective date, and (2) plus any shares recycled into the 2016 Plan as described below. These shares may be shares of original issuance or treasury shares or a combination of the two.
The 2016 Plan also provides that, subject to adjustment as described in the 2016 Plan:

•	the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of incentive stock options will not exceed 1,500,000 shares of Common Stock;

•	no participant will be granted stock options and/or SARs, in the aggregate, for more than 500,000 shares of Common Stock during any calendar year;

•
no participant will be granted awards of restricted shares, RSUs, performance shares and/or other stock-based awards that are Qualified Performance-Based Awards, in the aggregate, for more than 350,000 shares of Common Stock during any calendar year;

•
no participant in any calendar year will receive an award of performance units and/or other awards payable in cash (other than cash incentive awards) that are Qualified Performance-Based Awards (other than cash incentive awards described in the next bullet), having an aggregate maximum value as of their respective grant dates in excess of $6,000,000;

•	no participant in any calendar year will receive a cash incentive award that is a Qualified Performance-Based Award having an aggregate maximum value in excess of $6,000,000;

•	no non-employee director will be granted, in any period of one calendar year, awards under the 2016 Plan having an aggregate maximum value in excess of $500,000; and

•
up to 5% of the maximum number of shares of Common Stock available for awards under the 2016 Plan may be used for awards under the 2016 Plan that do not at grant comply with the applicable one-year minimum vesting requirements (further described below) applicable to such awards.

A "Qualified Performance-Based Award" is any cash incentive award or award of performance shares, performance units, restricted shares, RSUs, or Other Awards (as defined below), granted to certain "covered employees" (as defined in Section 162(m) of the Code) that is intended to satisfy the requirements for "qualified performance-based compensation" under Section 162(m) of the Code.
Allowances for Conversion Awards and Assumed Plans
Shares of Common Stock issued or transferred under awards granted under the 2016 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted shares, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other 2016 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2016 Plan, under circumstances further described in the 2016 Plan, but will not count against the aggregate share limit or other 2016 Plan limits described above.
Limited Share Recycling Provisions
If any award granted under the 2016 Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available under the 2016 Plan. The following shares of Common Stock will not be added (or added back, as applicable) to the aggregate share limit under the 2016 Plan: (1) shares withheld by us in payment of the exercise price of an option; (2) shares tendered or otherwise used in payment of an option’s exercise price; (3) shares withheld by us or tendered or otherwise used to satisfy tax withholding obligations; and (4) shares that are repurchased by us with stock option proceeds. Further, all shares of Common Stock covered by SARs that are exercised and settled in shares, whether or not all shares of Common Stock covered by the SARs are actually issued to the participant upon exercise, will not be added back to the aggregate number of shares available under the 2016 Plan. If a participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate number of shares available under the 2016 Plan.
Minimum Vesting Periods/Double-Trigger Change in Control
The 2016 Plan provides that, except for awards under which up to an aggregate of 5% of the maximum number of shares of Common Stock available under the 2016 Plan may be granted:

•
Time-based restrictions on stock options, SARs, restricted shares, RSUs and other share-based awards may not lapse solely by the passage of time sooner than after one year, unless the Compensation Committee specifically provides for those restrictions to lapse sooner, including (1) by virtue of the retirement, death or disability of a participant or (2) in the event of a change in control only where either (A) within a specified period of time a participant is involuntarily terminated for reasons other than for cause or terminates his or her employment or service for good reason or (B) such awards are not assumed or converted into replacement awards in a manner described in the applicable award agreement (we refer to any change in control satisfying these conditions as a double-trigger change in control); and

•
Restrictions on stock options, SARs, restricted shares, RSUs and other share-based awards that lapse upon the achievement of management objectives may not lapse sooner than after one year, and the performance period for performance shares and performance units must be at least one year, unless the Compensation Committee specifically provides for earlier lapse or modification, including by virtue of the retirement, death or disability of a participant or a double-trigger change in control.

No Repricing Without Stockholder Approval
The repricing of options and SARs (outside of certain corporate transactions or adjustment events described in the 2016 Plan) is prohibited without stockholder approval under the 2016 Plan.
Change in Control Definition
The 2016 Plan includes a definition of "change in control," which is set forth below.
Other Features

•
The 2016 Plan also provides that, except with respect to converted, assumed or substituted awards as described in the 2016 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of our Common Stock on the date of grant; and

•	The 2016 Plan is designed to allow awards made under the 2016 Plan to potentially be Qualified Performance-Based Awards.

Section 162(m)
As discussed above, one reason for submitting this Proposal No. 3 to stockholders is to obtain stockholder approval of the material terms for "qualified performance-based compensation" under the 2016 Plan for purposes of Section 162(m) of the Code. Such stockholder approval is expected to enable us to structure certain awards so that they may be able to qualify as "qualified performance-based compensation" under Section 162(m) of the Code.
In particular, the 2016 Plan includes a list of performance measures upon which the Compensation Committee must condition a grant or vesting of a Qualified Performance-Based Award pursuant to the 2016 Plan, which measures are as follows (including relative or growth achievement regarding such metrics):

•
Profits (e.g., gross profit, operating income, EBIT, EBT, net income, net sales, cost of sales, earnings per share, residual or economic earnings, inventory turnover, operating profit, economic profit - these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

•
Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, net cash provided by operating activities, net increase (or decrease) in cash and cash equivalents, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

•	Returns (e.g., profits or cash flow returns on: assets, invested capital, capital employed, and equity);

•	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

•	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

•
Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

•
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, cost targets, selling, general and administrative expenses, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, productivity, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, sales of new products, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In addition to the performance measures, the 2016 Plan also includes individual grant limits for equity or incentive awards that can be granted pursuant to the 2016 Plan, as further described above under 2016 Plan Highlights.
Summary of Other Material Terms of the 2016 Plan
Administration
The 2016 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board of Directors designated by the Board of Directors to administer the 2016 Plan. References to the "Committee" in this Proposal No. 3 refer to the Compensation Committee or such other committee designated by the Board of Directors, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2016 Plan to any subcommittee thereof. Any interpretation, construction and determination by the Committee of any provision of the 2016 Plan, or of any agreement, notification or document evidencing the grant of awards under the 2016 Plan, will be final and conclusive. To the maximum extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2016 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the 2016 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to directors or certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act or subject to Section 162(m) of the Code.
Eligibility
Any person who is selected by the Committee to receive benefits under the 2016 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2016 Plan. In addition, certain persons who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of "employee"), and non-employee directors of the Company, may also be selected to participate in the 2016 Plan. As of December 31, 2015, there were approximately 100 employees, 0 consultants, and 7 non-employee directors of the Company expected to participate in the 2016 Plan.
Shares Available for Awards under the 2016 Plan
Subject to adjustment as described in the 2016 Plan, the number of shares of Common Stock available under the 2016 Plan for awards of:

•	Stock options or SARs;

•	Restricted shares;

•	RSUs;

•	Performance shares or performance units;

•	Other stock-based awards under the 2016 Plan; or

•	Dividend equivalents paid with respect to awards under the 2016 Plan;

shall be, in the aggregate, 1,500,000 shares of Common Stock, (1) minus, as of the effective date, one share for every one share subject to an award granted under the 1993 Plan between October 31, 2015 and the effective date, and (2) plus any shares of Common Stock that become available under the 2016 Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards, which we refer to as the Available Shares. The Available Shares may be Common Stock of original issuance, treasury shares or a combination of the foregoing.
Other Share Limits Under the 2016 Plan
The 2016 Plan also includes certain other share limits, as described above under Highlights of the 2016 Plan. Up to 5% of the maximum number of shares of Common Stock available for awards under the 2016 Plan, as may be adjusted pursuant to the 2016 Plan, may be used for awards that do not at grant comply with the applicable one-year minimum vesting requirements for such awards.

Share Counting
The aggregate number of shares of Common Stock available for under the 2016 Plan will be reduced by one share of Common Stock for every one share of Common Stock subject to an award granted under the 2016 Plan.
If any award granted under the 2016 Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the shares of Common Stock subject to the award will, to the extent of such cancellation, forfeiture, expiration or cash settlement, again be available under the 2016 Plan. If, after October 31, 2015, any shares of Common Stock subject to an award granted under the 1993 Plan are forfeited, or an award granted under the 1993 Plan is cancelled or forfeited, expires or is settled in cash (in whole or in part), the shares of Common Stock subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, be available for awards under the 2016 Plan.
The 2016 Plan further provides that the following shares of Common Stock will not be added (or added back, as applicable) to the aggregate number of shares of Common Stock available under the 2016 Plan: (1) Common Stock withheld by us in payment of the exercise price of a stock option granted under the 2016 Plan; (2) Common Stock tendered or otherwise used in payment of the exercise price of a stock option granted under the 2016 Plan; (3) Common Stock withheld by us or tendered or otherwise used to satisfy a tax withholding obligation, (4) Common Stock subject to a SAR granted under the 2016 Plan that is not actually issued in connection with its Common Stock settlement on exercise, and (5) Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options granted under the 2016 Plan. In addition, if under the 2016 Plan a participant has elected to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate number of shares of Common Stock available under the 2016 Plan.
Common Stock issued or transferred pursuant to awards granted under the 2016 Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries will not count against the share limits under the 2016 Plan. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2016 Plan, but will not count against the share limits under the 2016 Plan.
Types of Awards Under the 2016 Plan
Pursuant to the 2016 Plan, the Company may grant stock options (including "incentive stock options" as defined in Section 422 of the Code ("Incentive Stock Options")), SARs, restricted shares, RSUs, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our Common Stock.
Each grant of an award under the 2016 Plan will be evidenced by an award agreement, agreements, or an evidence of award (in any case, an "Evidence Award"), which will contain such terms and provisions as the Committee may determine, consistent with the 2016 Plan. A brief description of the types of awards which may be granted under the 2016 Plan is set forth below.
Stock Options: A stock option is a right to purchase shares of Common Stock upon exercise of the stock option. Stock options granted to an employee under the 2016 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that does not comply with those requirements, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than ten years after the date of grant.
Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the applicable vesting and forfeiture provisions. However, no grant of stock options may become exercisable sooner than after one year. A grant of stock options may provide for the earlier exercise of the stock options, including in the event of retirement, death or disability of the participant or in the event of certain qualifying events occurring after a change in control of the Company (as described below).
Any grant of stock options may specify management objectives that must be achieved as a condition to the exercise of the stock options. In addition, each grant will specify the form of consideration to be paid in satisfaction of the exercise price, which may include: (1) cash or check acceptable to the Company, or wire transfer of immediately available funds; (2) the actual or constructive transfer to the Company of shares of Common Stock owned by the participant (or certain other consideration permitted under the 2016 Plan) with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold shares of Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; and (5) such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2016 Plan may not provide for dividends or dividend equivalents.
SARs: The 2016 Plan provides for the grant of SARs. A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the value of our Common Stock on the date of exercise.
Each grant of a SAR will be evidenced by Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. However, no grant of SARs may be exercisable sooner than after one year. A grant of SARs may provide for earlier exercise, including in the case of retirement, death or disability of the participant or upon certain qualifying events following a change in control of the Company (as described below). Any grant of SARs may specify management objectives that must be achieved as a condition of the exercise of such SARs. A SAR may be paid in cash, shares of Common Stock or any combination thereof. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The term of a SAR may not extend more than ten years from the date of grant.
SARs granted under the 2016 Plan may not provide for dividends or dividend equivalents.
Restricted Shares: Restricted shares constitute an immediate transfer of the ownership of Common Stock to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant. If the elimination of the restrictions is based solely on the passage of time, the period of time will be no shorter than one year.
Any grant of restricted shares may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to the restricted shares, but restrictions that vest upon the achievement of management objectives may not terminate sooner than after one year. Any grant of restricted shares may require that any or all dividends or distributions paid on restricted shares that remain subject to a substantial risk of forfeiture be automatically deferred and reinvested in additional restricted shares, which may be subject to the same restrictions as the underlying restricted shares. However, dividends or other distributions on restricted shares with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives. Each grant of restricted shares will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions.
Any grant or sale of restricted shares may provide for the earlier termination of restrictions on such restricted shares, including in the event of retirement, death or disability of the participant or upon certain qualifying events following a change in control of the Company (as described below), except in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control of the Company) where such early termination would cause the award to fail to so qualify.
RSUs: RSUs awarded under the 2016 Plan constitute an agreement by the Company to deliver shares of Common Stock, cash, or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our Common Stock on the date of grant. During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the shares of Common Stock underlying the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on a current, deferred or contingent basis, either in cash or in additional shares of Common Stock, but dividend equivalents or other distributions on shares of Common Stock under the RSUs with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives. Each grant of an RSU award will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions. Each grant of RSUs will specify that the amount payable with respect to such RSUs will be paid in cash, shares of Common Stock, or a combination of the two.
The restriction period applicable to any grant of RSUs may not terminate sooner than after one year. Any grant or sale of RSUs may provide for the earlier lapse or other modification of the restriction period, including in the event of retirement, death or disability of the participant or upon certain qualifying events following a change in control of the Company (as described below), except in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control of the Company) where such early lapse or modification would cause the award to fail to so qualify.
Cash Incentive Awards, Performance Shares, and Performance Units: Performance shares, performance units and cash incentive awards may also be granted to participants under the 2016 Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control of the Company) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code.
These awards, when granted under the 2016 Plan, become payable to participants upon of the achievement of specified management objectives and upon such terms and conditions as the Committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level, or is at or above the target level but falls short of maximum achievement. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled by the Company in cash, shares of Common Stock, restricted shares, RSUs or any combination thereof. Any grant of performance shares may provide for the payment of dividend equivalents in cash or in additional shares of Common Stock, subject to deferral and payment on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid. Each grant of performance shares, performance units or cash incentive awards will be evidenced by an Evidence of Award which specifies the applicable terms and conditions of such award, including any vesting and forfeiture provisions.
The performance period with respect to a cash incentive award, performance share, or performance unit will be a period of time (not less than one year) determined by the Committee on the grant date. The performance period may be subject to earlier lapse or modification, including in the event of retirement, death or disability of the participant or upon certain qualifying events following a change in control of the Company (as described below). However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control of the Company) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code.
Other Awards: The Committee may grant such other awards ("Other Awards") that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock or factors that may influence the value of such shares of Common Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Stock or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee. Common Stock delivered under an award in the nature of a purchase right granted under the 2016 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards, notes or other property, as the Committee determines.
In addition, the Committee may grant cash awards, as an element of or supplement to any Other Awards granted under the 2016 Plan. The Committee may also grant shares of Common Stock as a bonus, or may grant Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2016 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner than complies with Section 409A of the Code.
If the earning or vesting of, or elimination of restrictions applicable to, Other Awards is based only on the passage of time rather than the achievement of management objectives, the period of time will be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, Other Awards is based on the achievement of management objectives, the earning, vesting or restriction period may not terminate sooner than after one year. Any grant of an Other Award may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, or disability of the participant or upon certain qualifying events following a change in control of the Company (as described below). However, no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the participant or a change in control of the Company) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code.
"Double-Trigger" Accelerated Vesting upon Change in Control
The 2016 Plan includes "double-trigger" acceleration provisions with respect to the vesting of awards in connection with a change in control of the Company. Under the 2016 Plan, the vesting of awards will accelerate in connection with a change in control only where either (1) within a specified period the participant’s service is involuntarily terminated for reasons other than for cause or the participant terminates his or her employment or service for good reason or (2) the award is not assumed or converted into a replacement award in a manner described in the Evidence of Award.
The 2016 Plan includes a definition of "change in control." In general, except as may be otherwise prescribed by the Committee in any Evidence of Award, a change of control will be deemed to have occurred if: (1) a person or group becomes the beneficial owner of 35% or more of our then-outstanding shares of Common Stock or the combined voting power of our then-outstanding securities entitled to vote generally in the election of directors, subject to certain exceptions, including some relating to MTD Products Inc. and related entities; (2) individuals who constituted the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, unless their replacements are approved as described in the 2016 Plan (subject to certain exceptions); (3) the Company closes a reorganization, merger, consolidation, significant sale of assets or other similar transaction resulting in a substantial change in its ownership or leadership, as further described in the 2016 Plan, subject to certain exceptions, including some relating to MTD Products Inc. and related entities; or (4) the Company’ stockholders approve its complete liquidation or dissolution.
Management Objectives; Qualified Performance Based Awards
The 2016 Plan permits the Company to grant both Qualified Performance-Based Awards and awards that are not intended to be Qualified Performance-Based Awards, and provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives.
Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2016 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted shares, RSUs, dividend equivalents or Other Awards. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its subsidiaries. The management objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves.
The Committee may grant awards subject to management objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. Under the 2016 Plan, the management objectives applicable to any Qualified Performance-Based Award to a covered employee must be based on one or more, or a combination, of the metrics set forth above under Section 162(m).
Additionally, in the case of a Qualified Performance-Based Award, each such management objective must be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Section 162(m) of the Code, will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a change in control of the Company) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the management objectives or minimum acceptable level of achievement with respect to such covered employee.

Transferability of Awards
Except as otherwise provided by the Committee, no stock option, SAR, restricted share, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2016 Plan may be transferred by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2016 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.
The Committee may specify at the grant date that all or part of the shares of Common Stock that are subject to awards under the 2016 Plan will be subject to further restrictions on transfer.
Adjustments; Corporate Transactions
The Committee will make or provide for such adjustments in the: (1) numbers of shares of Common Stock covered by outstanding stock options, SARs, restricted shares, RSUs, performance shares and performance units granted under the 2016 Plan; (2) if applicable, number of shares of Common Stock covered by Other Awards granted pursuant to the 2016 Plan; (3) exercise price or base price provided in outstanding stock options and SARs; (4) kind of shares covered thereby; (5) cash incentive awards; and (6) other award terms, as the Committee in its sole discretion in good faith determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities or (c) any other corporate transaction or event having an effect similar to any of the foregoing.
In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee will provide in substitution for any or all outstanding awards under the 2016 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the numbers and kind of shares available for issuance under the 2016 Plan and the share limits of the 2016 Plan as the Committee in its sole discretion may in good faith determine to be appropriate in connection with such transaction or event. However, any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail to so qualify.
Prohibition on Repricing
Except in connection with certain corporate transactions or changes in the capital structure of the Company, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, or (2) cancel outstanding stock options or SARs in exchange for cash, Other Awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without stockholder approval. The 2016 Plan specifically provides that this provision is intended to prohibit the repricing of "underwater" stock options and SARs and that it may not be amended without approval by our stockholders.
Detrimental Activity and Recapture
Any Evidence of Award may provide for the cancellation or forfeiture and repayment to us of any award or gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service engages in any detrimental activity. In addition, any Evidence of Award may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the SEC or any national securities exchange or national securities association on which the Common Stock may be traded.

Grants to Non-U.S. Based Participants
In order to facilitate the making of any grant or combination of grants under the 2016 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2016 Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements may include any provisions that are inconsistent with the terms of the 2016 Plan as then in effect unless the 2016 Plan could have been amended to eliminate such inconsistency without further approval by our stockholders.
Withholding
To the extent the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the 2016 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Stock, and such participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, we will withhold share of Common Stock having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to us other shares of Common Stock held by such participant. The shares used for tax withholding will be valued at an amount equal to the market value of such shares of Common Stock on the date the benefit is to be included in participant’s income. In no event will the market value of the shares of Common Stock to be withheld and delivered pursuant to the 2016 Plan to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of stock options.
No Right to Continued Employment
The 2016 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.
Effective Date of the 2016 Plan
The 2016 Plan will become effective on the date it is approved by the Company’s stockholders. No grants will be made under the 1993 Plan on or after the date on which our stockholders approve the 2016 Plan, except that outstanding awards granted under the 1993 Plan will continue unaffected following such date.
Amendment and Termination of the 2016 Plan
The Board of Directors generally may amend the 2016 Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the 2016 Plan, (2) would materially increase the number of shares which may be issued under the 2016 Plan, (3) would materially modify the requirements for participation in the 2016 Plan, or (4) must otherwise be approved by our stockholders in order to comply with applicable law or the rules of the Nasdaq Global Market, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.
Further, subject to the 2016 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively (except in the case of Qualified Performance-Based Award (other than in connection with the participant’s death or disability or a change in control of the Company) where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code). Except in the case of certain adjustments permitted under the 2016 Plan, no such amendment may be taken that would impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and Section 162(m) of Code and subject to certain other limitations set forth in the 2016 Plan (and notwithstanding the 2016 Plan’s minimum vesting requirements), including in the case of termination of employment due to death, disability or retirement, in the case of unforeseeable emergency or other special circumstances, or in the event of a change in control of the Company, the Committee may accelerate the vesting of certain awards granted under the 2016 Plan (except that with respect to Qualified Performance-Based Awards, no such action may be taken if it would result in the loss of the otherwise available exemption of such award under Section 162(m) of the Code).
The Board of Directors may, in its discretion, terminate the 2016 Plan at any time. Termination of the 2016 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2016 Plan more than ten years after the effective date of the 2016 Plan, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms of the 2016 Plan.
New Plan Benefits
The Committee generally expects to grant equity under the 2016 Plan to certain eligible participants immediately following the 2016 Annual Meeting of Stockholders, provided that the stockholders approve the adoption of the 2016 Plan, but it is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2016 Plan because the grant and actual pay-out of awards under the 2016 Plan are subject to the discretion of the plan administrator.
Federal Income Tax Consequences
The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2016 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2016 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.
Tax Consequences to Participants
Restricted Shares: The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code ("Restrictions"). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.
Performance Shares and Performance Units: No income generally will be recognized upon the grant of performance shares or performance units. Upon payment in respect of the earn-out of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Common Stock received.
Nonqualified Stock Options: In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•
at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•
at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options: No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. The exercise of an Incentive Stock Option, however, may result in alternative minimum tax liability. If shares of Common Stock are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of Common Stock acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
SARs: No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.
RSUs: No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.
    Tax Consequences to the Company or its Subsidiaries
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. In this regard, certain types of awards under the 2016 Plan, such as time-vested restricted shares and RSUs, cannot qualify as performance-based awards under Section 162(m) of the Code, and in other cases awards may fail to qualify if all requirements for qualification are not met in connection with such awards.
Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Stock under the 2016 Plan with the SEC pursuant to the Securities Act of 1933 as soon as practicable after approval of the 2016 Plan by our stockholders.
The Board of Directors unanimously recommends a vote FOR the approval of the Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan.

Summary of Equity Compensation Plans
(Amounts in number of shares and per share data)

Shown below is information concerning all equity compensation plans and individual compensation arrangements in effect as of October 31, 2015.

	Equity Compensation Plan Information
Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	90,666	$9.70	858,286
Equity compensation plans not approved by security holders	—	—	—

Total	90,666	$9.70	858,286

For additional information regarding the Company's equity compensation plans, refer to the discussion in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2015.

Proposal No. 4 — Approval of Amendment to Restated Certificate of Incorporation to Increase Authorized Shares of Common Stock

The Board of Directors has unanimously approved amendments to Article FOURTH, Section 1 of our Restated Certificate of Incorporation (the "Certificate") to increase the number of authorized shares of Common Stock from 25,000,000 shares to 50,000,000 shares (the "Amendment"). Appendix B to this Proxy Statement sets forth the full text of Article FOURTH, Section 1 of the Certificate, marked to show changes from the provision currently contained in the Certificate. If approved by stockholders, the Amendment will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State reflecting the Amendment, which the Company expects to complete promptly following stockholder approval.

The Certificate currently authorizes us to issue 25,000,000 shares of Common Stock, of which 17,338,623 shares were issued and outstanding at the close of business on January 12, 2016. In addition, as of the same date, 858,286 shares of Common Stock were reserved for issuance under outstanding equity compensation awards. The Board believes that having fewer than 6,803,089 shares of Common Stock available for future issuances is undesirably low and that having additional authorized shares will be necessary for the Company to have a flexible capital structure, compensate its employees and otherwise pursue its growth strategy. The increase in the number of authorized shares of Common Stock pursuant to the Amendment would enable the Company to issue shares from time to time, without further stockholder approval to increase the number of authorized shares, as may be required for advantageous business purposes, such as effecting corporate mergers, financing acquisitions and other strategic initiatives, raising capital to finance ongoing operations, effecting stock splits and stock dividends, implementing presently contemplated and future employee compensation programs and for other corporate purposes.

The Amendment would not change the terms of the Common Stock and the shares of Common Stock to be authorized pursuant to the Amendment would have rights identical to the currently outstanding Common Stock.

The Board of Directors recognizes that the issuance of additional shares of Common Stock may dilute the holdings of current holders of our Common Stock, especially in the absence of a proportionate increase in the Company’s earnings and book value. However, the Board of Directors believes that these potential risks are outweighed by the benefit that an increase in the number of available shares would provide in terms of additional financing and operational flexibility. The Board believes that retaining the ability to act quickly on future strategic, financial and other opportunities made possible by the Amendment would benefit existing stockholders.

The Board of Directors unanimously recommends a vote FOR approval of an Amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock.

THE BOARD OF DIRECTORS

Information regarding the nominees for Director and the continuing Directors of the Company is set forth below:

Name	Age	Position(s)
Curtis E. Moll (1)	76	Chairman of the Board and Director
Cloyd J. Abruzzo (2)(3)(4)(5)	65	Director
Jean A. Brunol (2)(3)(6)	63	Director
George G. Goodrich (1)(2)(3)	75	Director
Michael S. Hanley (2)(3)(4)(6)	60	Director
Ramzi Y. Hermiz (1)(6)	50	Director
David J. Hessler (5)	72	Secretary and Director
Dieter Kaesgen (5)(6)	79	Director
Robert J. King, Jr. (1)(4)(5)	60	Director
____________

(1)	Member of the Executive and Governance Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Nominating and Corporate Governance Committee.

(5)	Member of the Finance Committee.

(6)	Member of the Strategic Planning and Technology Committee.

Directors Nominated for Election

CLOYD J. ABRUZZO has served as a Director of the Company since March 2004. Mr. Abruzzo retired in December 2003 from Stoneridge, Inc., a global designer and manufacturer of specialty electrical components and systems for the automotive and commercial vehicle markets. From May 1993 until his retirement, Mr. Abruzzo was a Director and President and Chief Executive Officer of Stoneridge. Mr. Abruzzo joined Stoneridge in 1980 and held several positions prior to becoming President and Chief Executive Officer in May 1993.

In addition to his professional experience described above, the Board of Directors believes that Mr. Abruzzo's qualifications to serve as a Director include his in-depth industry knowledge, business acumen and leadership, which strengthens the Board of Directors' collective qualifications, skills and experience. He is a Certified Public Accountant in Ohio and is a member of the American Institute of Certified Public Accountants (AICPA).

GEORGE G. GOODRICH has served as a Director of the Company since March 2004. Mr. Goodrich has been the Executive in Residence at the Boler School of Business at John Carroll University since January 2003 and had served on its Board of Directors from 1994 until June 2005. Mr. Goodrich retired from Arthur Andersen & Co., a public accounting firm, in August 2001 after spending 37 years with the firm. At the time of his retirement, Mr. Goodrich was a partner of the firm and was Director of Global Tax and Assistant Treasurer for Andersen Worldwide, the parent organization of Arthur Andersen & Co. From 1990 to 1996, Mr. Goodrich also was the Managing Partner of the Cleveland office of Arthur Andersen & Co.

Mr. Goodrich qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Board of Directors believes that Mr. Goodrich's qualifications to serve as a Director include his extensive business experience, which strengthens the Board’s collective qualifications, skills and experience. Mr. Goodrich is a CPA, licensed in the State of Ohio. He is a member of the AICPA and OSCPA.

DIETER KAESGEN became a Director of the Company in May 2002. Mr. Kaesgen previously served as a Director of the Company from December 1995 until December 1999. Currently, Mr. Kaesgen is Director and President of MTD Holdings Inc. (“MTD Holdings”), an outdoor power equipment manufacturer. Prior to his current position at MTD Holdings, Mr. Kaesgen served from January 2005 until February 2009 as Special Assistant to the Chairman of the Board of MTD Products Inc. ("MTD Products"), also an outdoor power equipment manufacturer and a wholly owned subsidiary of MTD Holdings. Mr. Kaesgen has been a director of MTD Products since 1983. From January 2001 until January 2005, Mr. Kaesgen served as President and Chief Operating Officer of MTD Products. From October 1996 until January 2001, Mr. Kaesgen served as President of the Consumer

Products Group of MTD Products. Mr. Kaesgen served as Executive Vice President and Chief Operating Officer of MTD Products from August 1988 to October 1996. Mr. Kaesgen has been employed with MTD Products since 1962 in various operational capacities.

MTD Holdings beneficially owned approximately 48.5% of the issued and outstanding Common Stock as of December 31, 2015.

Mr. Kaesgen has been active in the affairs of the Company for many years. In addition to his experience and business background described above, the Board of Directors believes that Mr. Kaesgen's qualifications to serve as a Director include his historical internal knowledge of the Company, which provides an important perspective of the Company’s business to the Board of Directors and strengthens its collective qualifications, skills, and experience.

Continuing Directors

CURTIS E. MOLL has served as a Director of the Company since it was formed in April 1993 and became Chairman of the Board in April 1999. From 1980 through January 2010, Mr. Moll served as the Chairman of the Board and Chief Executive Officer of MTD Products. Mr. Moll is Chairman of the Board and Chief Executive Officer of MTD Holdings. Mr. Moll also serves as a director of MTD Products. Mr. Moll formerly served as a director of AGCO Corporation, a manufacturer of agricultural machinery, and The Sherwin-Williams Company, a manufacturer of paint products.

MTD Holdings beneficially owned approximately 48.5% of the issued and outstanding Common Stock as of December 31, 2015.

Mr. Moll has been active in the affairs of the Company since the Company was formed. In addition to his experience and business background described above, the Board of Directors believes that Mr. Moll should serve as a Director because he has extensive experience in the manufacturing, distribution and automotive industries, which provides a historical as well as an internal perspective of the Company’s business to the Board. Additionally, Mr. Moll has leadership and management experience and has served as a member of the board of two other publicly traded companies.

JEAN A. BRUNOL has served as a Director of the Company since 2013. Mr. Brunol currently serves as Director of Ashok Leyland Limited, the second largest commercial vehicle manufacturer in India, and has served in such position since 2012. Mr. Brunol served as Senior Vice President and Strategy Board Member of Federal-Mogul Corporation ("Federal Mogul"), a publicly held company that designs, engineers, manufactures and distributes technologies to improve fuel economy, reduce emissions and enhance vehicle safety, from 2005 until 2012. Prior to 2005, Mr. Brunol served at Iveco, the commercial vehicle manufacturer of the Fiat Group, as Senior Vice President Product and Business Strategy, International Operations. Prior to this position, Mr. Brunol served as Chief Executive Officer of SAFT, a worldwide high technology battery company. Mr. Brunol is a board member of Houghton International and serves as Chairman of its compensation committee. In May 2013, Mr. Brunol is President of the French Society of Automotive Engineers.

In addition to his professional experience described above, the Board of Directors believes that Mr. Brunol's qualifications to serve as a Director include his in-depth industry knowledge, business acumen and international experience. Mr. Brunol has held a variety of senior management positions in the automotive supply and manufacturing industries and serves as a member of the boards of two other publicly traded companies.

MICHAEL S. HANLEY has served as a Director of the Company since 2014. Mr. Hanley retired from Ernst and Young LLP ("EY") in 2014 where he served as the Global Automotive Leader from 2003 to 2014. In this role, Mr. Hanley was responsible for developing the firm’s automotive industry strategy and initiatives worldwide. As a Certified Public Accountant and during his 37 year career at EY, Mr. Hanley provided assurance and advisory services to many global automotive clients, including vehicle manufacturers, component suppliers and aftermarket manufacturers.

In addition to his professional experience described above, the Board of Directors believes that Mr. Hanley's qualifications to serve as a Director include his experience as a speaker on the state of the automotive industry. Mr. Hanley has led conferences and executive discussions covering global and regional automotive megatrends, urban mobility, and doing business in developing markets.

DAVID J. HESSLER has served as the Secretary and a Director of the Company since it was formed in April 1993. Mr. Hessler is Senior Partner in the law firm of Wegman, Hessler & Vanderburg, and has worked at the firm or its predecessors since 1968. In addition, Mr. Hessler is currently serving as Secretary of MTD Holdings and served as a director of MTD Holdings through January 2011. Mr. Hessler has also served as the Secretary of MTD Products from 1977 through January 2003. Mr. Hessler served as Secretary and a director of such entity from January 2003 through January 2006. Mr. Hessler also served as a director of MTD Products Inc from January 2003 through January 2006.

MTD Holdings beneficially owned approximately 48.5% of the issued and outstanding Common Stock as of December 31, 2015.

Mr. Hessler has counseled clients in governance and business matters in his role as a lawyer, including serving the Company as a legal adviser since the Company’s formation. In addition to his legal and management experience described above, the Board of Directors believes that Mr. Hessler's qualifications to serve as a Director include his thoughtful analysis, sound judgment and insight into best practices. In addition, his extensive professional experiences strengthen the Board of Directors’ collective qualifications, skills and experience.

RAMZI Y. HERMIZ was appointed as President and Chief Executive Officer effective September 2012 and elected to the Board of Directors in 2013. Prior to joining the Company, Mr. Hermiz served as Senior Vice President, Vehicle Safety and Protection of Federal-Mogul since 2009. He was also a member of Federal-Mogul’s Strategy Board since 2005. He served as Federal-Mogul's Senior Vice President, Aftermarket Products and Services from 2007 to 2009 and Senior Vice President of Sealing Systems from 2005 to 2007.

The Board of Directors believes Mr. Hermiz's qualifications to serve as a member include his extensive leadership experience in the automotive supply industry, which includes overseeing all phases of operations, as well as his unique position as President and Chief Executive Officer of the Company. Mr. Hermiz's leadership, financial and operational experience and his intimate understanding of the Company's operations strengthen the Board's collective qualifications, skills and experience.

ROBERT J. KING, JR. has served as a Director of the Company since February 2005. In September 2009, Mr. King was appointed President and Chief Executive Officer of Park View Capital Corp. and Park View Federal Savings Bank and served in that capacity until its sale to FNB Corp. in October 2013. Park View Capital Corp. was the public parent of Park View Federal Savings Bank, a Northeast Ohio regional bank. Following the sale, Mr. King served as a Senior Advisor to FNB Corp., a financial services corporation. From October 2006 to September 2009, Mr. King was Senior Managing Director of FSI Group, Inc., a manager of private equity funds. From January 2006 to October 2006, Mr. King served as managing director of Western Reserve Partners LLC, an investment banking firm. Mr. King retired in January 2005 from Fifth Third Bancorp, a diversified financial services company. From August 1997 until his retirement, Mr. King was President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio). Mr. King also served as Regional President of Fifth Third Bank from June 2002 until his retirement. From 1990 through July 1997, Mr. King served as President and Chief Executive Officer of Fifth Third Bank (Northwestern Ohio). Mr. King joined Fifth Third Bank in 1975 and held a variety of positions prior to becoming President and Chief Executive Officer (Northwestern Ohio). Mr. King is a director of MTD Holdings, MTD Products, and The Andersons, Inc.

MTD Holdings beneficially owned approximately 48.5% of the issued and outstanding Common Stock as of December 31, 2015.

The Board of Directors believes Mr. King's qualifications to serve as a Director include his extensive experience implementing acquisition strategies, financial transactions and capitalization initiatives throughout his career. His industry and leadership experience from both an operational and financial perspective strengthen the Board of Directors' collective qualifications, skills and experience.

Structure

Currently, Mr. Hermiz serves as President and Chief Executive Officer ("CEO") and Mr. Moll serves as Chairman of the Board. The Board of Directors does not have a policy regarding the separation of the roles of the CEO and Chairman of the Board because the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. At this time, the Board of Directors has determined that having a separate director, who is not also serving as the Company’s CEO, serve as Chairman is in the best interest of the Company’s stockholders. The Board of Directors believes that this structure is conducive to a greater role for the non-executive Directors in the oversight of the Company and active participation of all the Directors in setting agendas and establishing Board of Director priorities and procedures. Further, this structure promotes the President and CEO's focus on the strategic direction and management of the Company’s day-to-day operations.

The Board of Directors held six meetings in fiscal 2015. All of the Directors attended at least 75% of the total meetings held by the Board of Directors and by all committees on which they served in fiscal 2015. Although the Company does not have a policy with respect to attendance by the Directors at the Annual Meeting, Directors are encouraged to attend. All members of the Board of Directors at that time attended the 2015 annual stockholders' meeting.

Risk Oversight

It is management’s responsibility to manage risk and bring to the Board of Directors’ attention the most material risks to the Company. The Board of Directors oversees the processes established to report and monitor systems for material risks applicable to the Company. The Audit Committee regularly reviews enterprise-wide risk management matters, including treasury risks (i.e., commodity pricing, foreign exchange rates, credit and debt exposures), financial and accounting risks, legal and compliance risks, and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and related to the design of compensation programs and arrangements. The Compensation Committee and management believe that the Company maintains appropriate compensation policies and practices so as not to have a material adverse effect on the Company or encourage excessive risk taking. The full Board considers strategic risks and opportunities and regularly receives reports from management on risk and from the committees regarding risk oversight in their areas of responsibility.

Director Independence and Qualifications

The Company defines an "independent" director in accordance with the Nasdaq Listing Rules. To be considered "independent," a director must be determined by the Board of Directors to have no relevant material relationship with the Company, other than as a director of the Company. As the concern is independence from management, the Board of Directors does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. The Board of Directors has made an affirmative determination that each of Messrs. Abruzzo, Brunol, Goodrich, Hanley and King are independent under Nasdaq’s corporate governance rules. The independent Directors meet regularly in executive session.

The Board of Directors, in consultation with the Nominating and Corporate Governance Committee, periodically reviews the desired skills and characteristics for directors as well as the composition of the Board of Directors as a whole. As part of this assessment the Board considers each director’s qualifications and independence, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board of Directors’ activities and the willingness to do so. The Board of Directors does not have a formal policy specifically focusing on the consideration of diversity; however, diversity is one of the many factors that the Board of Directors considers when identifying candidates. In addition to the foregoing considerations, the Board of Directors will consider nominees suggested by directors and management. Ultimately, the Board of Directors will consider prospective nominees the Board believes will be effective, in collaboration with the other members of the Board of Directors, in collectively serving the long-term interests of the Company’s stockholders.

The Board of Directors does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Because of the size of the Board of Directors and the small turnover of its members historically, the Board of Directors addresses the need to retain members and fill vacancies after discussion among current members and the Company’s management. Accordingly, the Board of Directors has determined that it is appropriate not to have a formal policy at this time. The Board of Directors, however, will consider director candidates recommended by stockholders. Any stockholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate pursuant to the procedures set forth under Communication with the Board of Directors. The Board of Directors does not have any specific qualifications that have to be met by Director candidates and does not have a formal process for identifying and evaluating Director candidates.

Communication with the Board of Directors

The Board of Directors believes that it is important for stockholders to have a process to communicate with the Board. Accordingly, stockholders who wish to communicate with the Board of Directors or a particular Director may do so by sending a letter to the Secretary of the Company at 880 Steel Drive, Valley City, Ohio 44280. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual Directors. The Secretary will make copies of all such letters he or she deems to be appropriate and circulate them to the applicable Director or Directors.

Code of Conduct

The Board of Directors has adopted a Code of Conduct which applies to all of the Company’s employees, officers and directors. Among other things, the Code of Conduct: provides guidance for maintaining ethical behavior; requires that employees, officers and directors comply with applicable laws and regulations; provides guidance for keeping complete and accurate records; regulates conflicts of interest; addresses the Company’s policies with respect to gifts and political contributions; and provides mechanisms for reporting violations of the Company’s policies and procedures, including the Code of Conduct. The full text of the Code of Conduct is available on the Company’s website (http://shiloh.com/corporate-governance/). The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

Committees of the Board

The Board of Directors has six standing committees: the Executive and Governance Committee, the Audit Committee, the Compensation Committee, the Finance Committee, the Nominating and Corporate Governance Committee and the Strategic Planning and Technology Committee.

Audit Committee

The Board of Directors has adopted an Audit Committee charter that complies with Nasdaq Listing Rules. The charter of the Audit Committee is available on the Company’s website (http://shiloh.com/corporate-governance/). The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement. Pursuant to its charter, and without limitation, the Audit Committee has the responsibilities and authority set forth in Nasdaq Listing Rules. Among other things, the Audit Committee is responsible for overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, including the resolution of disagreements between management and the auditors regarding financial reporting. Additionally, the Audit Committee approves all related-party transactions that are required to be disclosed pursuant to Item 404 of Regulation S-K.

Messrs. Abruzzo, Brunol, Goodrich and Hanley served on the Audit Committee during fiscal 2015. The Board of Directors has determined that Mr. Goodrich qualifies as an "audit committee financial expert," as defined in Regulation S-K. The Board of Directors has affirmatively determined that Messrs. Abruzzo, Brunol, Goodrich and Hanley each meet the audit committee independence requirements as defined in Nasdaq Listing Rules. The Audit Committee held five meetings in fiscal 2015.

Compensation Committee

As specified in more detail in its charter, the Committee’s primary duties and responsibilities include oversight of the Company’s executive compensation policies and practices, discharge of the responsibilities of the Board of Directors relating to executive compensation by reviewing and approving the compensation of the Company’s CEO and the Company’s other executive officers, and administration of incentive and equity-based compensation programs. Messrs. Abruzzo, Brunol, Goodrich and Hanley served on the Compensation Committee during fiscal 2015. No officer or employee of the Company served on the Compensation Committee. Additionally, none of our executive officers serves or served during fiscal 2015 on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee~~.~~

The Board of Directors has affirmatively determined that Messrs. Abruzzo, Brunol, Goodrich and Hanley meet the compensation committee independence requirements as defined in Nasdaq Listing Rules. The Compensation Committee is governed by a charter adopted by the Board of Directors. The charter of the Compensation Committee is available on the Company's website (http://shiloh.com/corporate-governance). The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement. The Compensation Committee held four meetings in fiscal 2015.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other things, (i) reviewing the qualifications of, and recommending to our Board of Directors nominees for election as Director, (ii) selecting, or recommending that our Board of Directors select, the Director nominees for the next annual stockholders' meeting and (iii) advising our Board of Directors on corporate governance matters applicable to the Company. The Nominating and Corporate Governance Committee is also responsible for developing procedures for stockholders to communicate with the Board of Directors, as well as making recommendations to the Board of Directors regarding nominee submitted by stockholders. The Committee is governed by a charter adopted by the Board of Directors.

The charter of the Nominating and Corporate Governance Committee is available on the Company's website (http://shiloh.com/corporate-governance/). The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement. Messrs. Moll, Kaesgen and King served on the Nominating and Corporate Governance Committee during fiscal 2015. The Nominating and Corporate Governance Committee did not meet during fiscal 2015, but acted by unanimous written consent on one occasion.

Strategic Planning and Technology Committee

The Strategic Planning and Technology Committee is responsible for, among other things, (i) reviewing the Company's strategic initiatives, (ii) conducting reviews of industry trends and assessment of the effects on the Company's businesses, (iii) conducting assessments of the Company's products, services and offerings and the viability of such portfolio in meeting the needs of the markets served, (iv) providing recommendations to the Board to establish a new and/or alter the current strategic direction of the Company and (v) assisting the Board in their oversight of the Company's management of risks regarding product technology. The Committee is governed by a charter adopted by the Board of Directors. The charter of the Strategic Planning and Technology Committee is available on the Company's website (http://shiloh.com/corporate-governance/). The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement. Messrs. Brunol, Hanley, Hermiz, and Kaesgen served on the Strategic Planning and Technology Committee during fiscal 2015. The Strategic Planning and Technology Committee held four meetings during fiscal 2015.

Finance Committee

As specified in more detail in its charter, the Finance Committee primary duties and responsibilities include review of the Company’s capital structure and related material transactions prior to execution, strategies for managing certain exposures to financial, economic and/or hazard risks as well as funding strategies and actions for any Company pension or other post-employment benefit programs. The charter of the Finance Committee is available on the Company’s website (http://shiloh.com/corporate-governance/). The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement. The current members of the Finance Committee are Messrs. Abruzzo, Hessler, Kaesgen and King. The Finance Committee held four meetings during fiscal 2015.

Executive and Governance Committee

The Executive and Governance Committee exercises the power and authority of the Board of Directors on all matters, except as expressly limited by applicable law, in the interim period between Board of Directors’ meetings. The Executive and Governance Committee does not have a written charter. The current members of the Executive and Governance Committee are Messrs. Goodrich, Hermiz, King and Moll. The Executive and Governance Committee did not meet separately in fiscal 2015.

Audit Committee Report

The Audit Committee has reviewed and discussed with the Company’s management and Grant Thornton LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the year ended October 31, 2015. The Audit Committee also discussed with Grant Thornton LLP, the matters required to be discussed by Auditing Standard No. 16, (Communications with Audit Committee) as adopted by Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton LLP such independent auditors’ independence. The Audit Committee has also considered whether Grant Thornton LLP’s provision of services to the Company beyond those rendered in connection with their audit and review of the Company’s financial statements is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015 for filing with the SEC.

This report is submitted by the Audit Committee.

George G. Goodrich, Chairman
Cloyd J. Abruzzo
Jean A. Brunol
Michael S. Hanley

Director Compensation

In fiscal 2015, all Directors, other than Directors who are employees of the Company, received a cash retainer of $13,750 per fiscal quarter. An additional retainer of $250 per fiscal quarter per Board committee was provided for regular committee members. For Directors who served as chairman of a committee, the fees received per fiscal quarter were either $2,000 for the Audit and Compensation Committees, $1,000 for the Finance and Strategic Planning and Technology Committees or $500 for the Nominating and Corporate Governance Committee. In addition, the Chairman of the Board receives a fee per fiscal quarter of $2,000. On March 18, 2015, the Board awarded each non-employee member of the Board with Company restricted common stock valued at $40,000. The shares were awarded under the Amended and Restated 1993 Key Employee Stock Incentive Plan with a three-month vesting period. Finally, each Director is reimbursed for any reasonable travel expenses incurred attending board meetings and executing their duties as a member.

Fiscal Year 2015 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards (2)	Total
Curtis E. Moll	$63,250	$40,957	$104,207
Cloyd J. Abruzzo	62,250	40,957	$103,207
Jean A. Brunol (1)	42,342	69,107	$111,449
George G. Goodrich	62,250	40,957	$103,207
Michael S. Hanley	56,750	40,957	$97,707
David J. Hessler	54,750	40,957	$95,707
Dieter Kaesgen	56,750	40,957	$97,707
Robert J. King, Jr.	58,000	40,957	$98,957

(1) Earned fees includes $6,000 for carrying out additional duties as a committee member as requested by and on behalf of the committees on which he served.

(2) Grant date fair value of stock award computed in accordance with FASB ASC Topic 718. For Mr. Brunol, the amount includes the grant date fair value ($17,469) of a grant of 2,036 shares of restricted common stock made to Mr. Brunol on September 16, 2015 in lieu of a cash fee for the fourth fiscal quarter of 2015. These shares vested on January 16, 2016.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Except as otherwise noted, the following table sets forth certain information as of December 31, 2015 as to the security ownership of those persons owning of record or known to the Company to be the beneficial owner of more than five percent of the voting securities of the Company and the security ownership of equity securities of the Company by each of the Directors and each of the NEOs, and all Directors and executive officers as a group. Unless otherwise indicated, all information with respect to beneficial ownership has been furnished by the respective Director, executive officer or five-percent beneficial owner, as the case may be. Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the Common Stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Exchange Act, as amended, and includes options held by such entities and individuals that were exercisable on December 31, 2015 or within 60 days thereafter. As of December 31, 2015, the Company had 17,338,623 shares of Common Stock outstanding.

Names And Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Shares of Common Stock Beneficially Owned (%)
CERTAIN BENEFICIAL OWNERS:
MTD Holdings Inc (1)	8,405,266	48.5%
5965 Grafton Road
Valley City, Ohio 44280
Dimensional Fund Advisors, Inc. (2)	1,360,128	7.9%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
DIRECTORS AND EXECUTIVE OFFICERS:
Cloyd J. Abruzzo (3)	20,813	*
Jean A. Brunol	5,081	*
Gary DeThomas	3,000	*
Thomas M. Dugan (4)	41,775	*
George G. Goodrich	5,813	*
Michael S. Hanley	2,813	*
Ramzi Y. Hermiz (5)	91,857	*
David J. Hessler (6)	83,048	*
David W. Jaeger	7,000	*
Dieter Kaesgen (7)	8,495,390	49.1%
Robert J. King, Jr.	4,313	*
Curtis E. Moll (8)	8,612,401	49.8%
All Directors and executive officers as a group (12 persons) (9)	8,903,892	51.4%
______________________________

*	Less than one percent

(1)
Information reported is based on a Schedule 13D/A as filed with the SEC on January 29, 2013. MTD Holdings owns 100% of the capital stock of MTD Products. Includes 1,286,285 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. MTD Holdings had sole voting power over 7,300,866 shares of Common Stock, shared voting power over 1,104,400 shares of Common Stock, sole dispositive power over 7,300,866 shares of Common Stock and shared dispositive power over 1,104,400 shares of Common Stock.

(2)
Information reported is based on a Schedule 13G/A as filed with the SEC on February 5, 2015. Dimensional Fund Advisors L.P. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. (These investment companies, trusts and accounts are the "Funds"). In its role as investment advisor and investment manager, Dimensional had sole voting power over 1,314,650 shares of Common Stock and sole dispositive power over 1,360,128 shares of Common Stock as of December 31, 2014. The Funds own all securities reported and Dimensional disclaims beneficial ownership of such securities.

(3)	Includes18,000 shares of Common Stock which are held by KKM Investments LLC, a limited liability company of which Mr. Abruzzo is a partner.

(4)
Includes 14,666 shares of Common Stock subject to stock options granted under the Company’s Amended and Restated 1993 Key Employee Stock Incentive Plan, which are exercisable within 60 days of December 31, 2015. In addition, includes 5,000 shares of restricted Common Stock granted on December 19, 2013 and 2,000 shares of Common Stock granted on August 25, 2015 pursuant to the terms of the Amended and Restated 1993 Key Employee Stock Incentive Plan.

(5)
Includes 80,257 shares of restricted Common Stock granted pursuant to the terms of the Amended and Restated 1993 Key Employee Stock Incentive Plan and 11,600 shares of Common Stock purchased on the open market.

(6)
Includes 1,000 shares of Common Stock owned by Mr. Hessler’s spouse and 20,000 shares of Common Stock held by the Jochum Moll Foundation, a charitable organization in which Mr. Hessler shares voting and investment power over all the foundation’s assets. Mr. Hessler disclaims beneficial ownership of these 21,000 shares of Common Stock.

(7)
Includes 7,300,866 shares of Common Stock which are owned of record by MTD Holdings and 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. Mr. Kaesgen is a director and president of MTD Holdings and a director of MTD Products. Mr. Kaesgen’s address is c/o MTD Holdings Inc, 5965 Grafton Road, Valley City, Ohio 44280. Includes 40,000 shares of Common Stock held under the Dietrich Kaesgen Declaration of Trust U/A/D/ 5/7/2007 of which Mr. Kaesgen is the trustee.

(8)
Includes 7,300,866 shares of Common Stock which are owned of record by MTD Holdings and 1,104,400 shares of Common Stock beneficially owned by the MTD Products Inc Master Employee Benefit Trust, a trust fund established and sponsored by MTD Products. Mr. Moll is Chairman of the Board and CEO of MTD Holdings and is director of MTD Products. Also includes 1,104 shares of Common Stock held by Mr. Moll’s spouse, 4,146 shares held by Mr. Moll’s children and 20,000 shares of Common Stock held by the Jochum Moll Foundation, a charitable organization, in which Mr. Moll shares voting and investment power over all the foundation’s assets. Mr. Moll’s address is c/o MTD Holdings, Inc, 5965 Grafton Road, Valley City, Ohio 44280.

(9)
Includes 30,166 shares of Common Stock subject to stock options granted under the Company’s Amended and Restated 1993 Key Employee Stock Incentive Plan, which are exercisable within 60 days of December 31, 2015. In addition, includes 18,000 shares of restricted Common Stock granted on December 19, 2013 pursuant to the terms of the Amended and Restated 1993 Key Employee Stock Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Exchange Act which were furnished to the Company during or with respect to fiscal 2015 by persons who were, at any time during fiscal 2015, directors or officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, all Section 16(a) filing requirements for reporting persons were met, except the late filing of a Form 4 filed by Curtis Moll on January 29, 2015 to report a gift of securities held by a partnership of which Mr. Moll is a partner, a Form 4 (subsequently filed as a Form 4/A by Curtis E. Moll on July 15, 2015) to report correctly the pro rata distribution of all shares of Common Stock to members of the Moll Family Properties, LLC due to the dissolution of the limited liability company, a Form 4 filed by Curtis E. Moll on July 15, 2015 to report an open market purchase of securities, a Form 4 filed by Curtis E. Moll on
July 21, 2015 to report the open market purchase of securities, a Form 4 filed by Dieter Kaesgen on July 21, 2015 to report the open market purchase of securities, a Form 4 filed by Dieter Kaesgen on July 22, 2015 to report the open market purchase of securities and a Form 3 filed by Gary DeThomas on September 21, 2015 reporting his initial statement of beneficial ownership of securities.

Certain Relationships and Related Transactions

The law firm of Wegman, Hessler & Vanderburg, of which David J. Hessler is a Senior Partner, provided services on an on-going basis to the Company. In fiscal 2015 services provided amounted to $606,061 and in fiscal 2014, services provided amounted to $672,061. Mr. Hessler is the Secretary and a Director of the Company.

In fiscal 2015 and 2014, the Company had sales to MTD Products and its affiliates in the aggregate amount of approximately $6.4 million and $6.8 million, respectively. Curtis E. Moll is the Chairman of the Board and CEO of MTD Holdings and director of MTD Products, Dieter Kaesgen is a director and president of MTD Holdings and a director of MTD Products, Mr Hessler is the Secretary of MTD Holdings and Robert J. King, Jr. is a director of MTD Holdings. Mr. Moll and Mr. Kaesgen are cousins.

All of the foregoing transactions were reviewed and approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS

The following discusses the various components of compensation paid to, or earned by, the NEOs of the Company for fiscal 2015. As used in this Proxy Statement, the term "NEOs" refers to:

•	Ramzi Y. Hermiz, our President and Chief Executive Officer;

•	Thomas M. Dugan, our Vice President of Finance and Treasurer;

•	David Jaeger, our Managing Director CastLight; and

•	Gary DeThomas, our Vice President Corporate Controller.

Executive Summary

An Overview of Our Executive Compensation Philosophy

The philosophy underlying our executive compensation program is to provide our executives with an attractive, flexible, and market-based total compensation program that pays for performance and aligns with the interests of our stockholders. Our objective is to use our executive compensation program to recruit, motivate and retain outstanding talent that will deliver sustained high performance to our stockholders and exceptional products to our customers.

•
Market-Based Program: Our executive compensation program provides a total compensation package comprised of a base salary, a target annual cash incentive opportunity and from time to time stock-based awards. We target total compensation of our executives within a competitive range of the median total compensation offered by similarly-sized industrial companies to their executives. While we target paying our executives total compensation within this market range of total compensation medians, our Board for Directors' Compensation Committee, which we refer to in this CD&A as the Committee, has the discretion to adjust target total compensation levels outside of this range as necessary and appropriate (up or down) to administer the executive compensation program, retain key team members and enhance our ability to recruit outstanding talent.

•
Pay for Performance: We believe that our executives should be incentivized through their compensation to create value for our stockholders so our executive compensation program places a significant amount of our executives’ total compensation at risk. Accordingly, the total compensation earned by our executives depends on the achievement of Company, business unit and individual performance targets designed to enhance stockholder value. Our executives earn larger amounts when the Company achieves superior performance and smaller amounts if we do not achieve target performance.

Summary of Shiloh's 2015 Business

2015 Company Performance Highlights

The Company finished fiscal year 2015 with good momentum in our business despite the presence of several headwinds that presented challenges throughout the year. In addition, the Company continued to make solid progress on our stated strategy to upgrade the use of our technology, expand our suite of products and establish a global presence. Positive developments for fiscal 2015 include:

•	Building and strengthening of the leadership team

•	Customer diversification

•	Record new business wins

•	New customer wins including Volvo, Jaguar and Land Rover

•	Diversification in range of vehicles including crossovers, SUVs, hybrids and electric cars

•	Automotive industry is increasingly embracing lightweighting technology solutions

Key Operational Measures

Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Shiloh's Annual Report on Form 10-K for the fiscal year ended October 31, 2015 for a more detailed description of these financial results.

Executive Compensation Program: Structure and Highlights

The following is an overview of the key components of the 2015 program, which components are further described throughout this CD&A.

Summary of Shiloh's Executive Compensation Program

Key Pay Elements	Base Salary	Short-Term/Annual Incentives	Long-Term Incentives

Form of Compensation Delivered	Cash	Cash	Restricted Stock

Performance Metrics	n/a	75% tied to adjusted EBITDA and 25% tied to adjusted ROIC	N/A for 2015 (however, a new performance-based program is expected to be implemented beginning in fiscal 2016)

Purpose	Provide fixed compensation to attract and retain NEOs	Reward and motivate NEOs for achieving key short-term performance objectives	Provide long-term incentive compensation opportunities intended to align NEO interests with those of our stockholders

Robust Compensation Program Governance

Shiloh has rigorous governance with respect to its executive compensation program:

▪	Alignment of pay with performance over both the short- and long-term

▪	Anti-hedging/ pledging policy

▪	No excise tax gross-ups in any officer agreements for change-in-control

▪	Limited and modest perquisites that have a sound benefit to the Company's business

▪	No tax gross-ups or tax assistance on perquisites

▪	No repricing of underwater stock options without stockholder approval

▪	Use of independent compensation consultant

Executive Compensation Program Details

Executive Compensation Principles

Our executive compensation programs are designed and administered to balance the achievement of near-term operational results and long-term growth goals with the ultimate objective of increasing long-term stockholder value. Our key compensation principles are as follows:

▪
Provide a Competitive Base Salary: Base salaries provide a form of fixed compensation and are reviewed annually by the Committee using salary surveys, internal equity and performance as discussed in the "Pay Levels vs. Market" section below. General knowledge of the market is used as a reference point, but internal equity within our NEO group in also important. Salary increases for all NEOs except Mr. Hermiz averaged 9.7%. Mr. Hermiz received a 21.4% increase recognizing achievement of his individual objectives. These salary increases are further described below.

▪	Pay for Performance: Executive compensation should be tied to performance, including contribution to both short-term and long-term corporate financial performance and stockholder value creation.

▪
Team-Based Management Approach: Shiloh uses a team-based management approach, so 100% of incentives awarded to NEOs are contingent on achieving a common set of goals for Shiloh's consolidated financial performance or the performance of Shiloh's stock.

▪
Incentive Compensation Should be a Greater Part of Total Compensation for More Senior Positions: As employees assume more responsibility and have greater opportunity to affect Company performance and stockholder value, an increasing share of their total compensation package is derived from variable incentive compensation.

▪
Interests of Our Executive Group Should be Aligned with Stockholders: Through the targeted use of restricted stock, we have aligned the long-term interests of our NEOs with those of our stockholders. Beginning in fiscal 2016, as described below, a performance-contingent element is being added to create a long-term incentive program.

Key Components of Executive Compensation Program

The key elements of the Company’s executive compensation program consist of base salary, short-term incentives, long-term incentives (restricted stock), qualified retirement plans (cash balance retirement plan and profit sharing retirement plan) and certain perquisites and personal benefits.

Base Salary

Base salaries serve as a primary means of compensation for the NEOs. Base salaries are intended to be equitable and high enough to keep qualified executives from being over-dependent on cash bonuses in a cyclical industry.

Mr. Hermiz, who had not received a salary increase since joining the Company in 2012, received an increase in base salary from $700,000 to $850,000 (a 21.4% increase) during fiscal 2015, specifically in recognition of performance and the positioning of his total compensation versus the market.  Mr. Dugan received an increase in base salary from $215,000 to $250,000 (a 16.3% increase) during fiscal 2015, due to the expansion of scope and responsibilities for his position.  Mr. Jaeger received an increase in base salary from $250,000 to $260,000 (a 4.0% increase) during fiscal 2015, as part of the Company’s annual merit increase process.  Finally, Mr. DeThomas’s base salary remained consistent in fiscal 2015 as he was hired after the Company’s annual merit increase cycle.

As a result, the base salary earned by each NEO during fiscal year 2015 was as follows:

NEO	2015 Base Salary Earned
Ramzi Y. Hermiz	$822,308
Thomas M. Dugan	$237,308
David W. Jaeger	$253,846
Gary DeThomas	$139,615

Short-Term/Annual Incentives

The Company maintained the Shiloh Industries, Inc. Management Incentive Plan (“MIP”) during fiscal 2015 to provide its eligible employees with annual cash incentives for short-term performance. The MIP, which was reapproved by the stockholders of the Company at the 2014 Annual Meeting, is administered by the Committee and entitles eligible employees to be paid a cash bonus based upon the attainment of certain performance criteria established annually by the Committee.

The fiscal 2015 MIP award was calculated based on Company achievement against the following performance measures established by the Committee: the Company's adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA" - 75% weighting) as well as adjusted return on capital ("ROIC" - 25% weighting).  Meeting the performance measures would entitle the participants to be paid a bonus based upon varying percentages of their respective base salaries and the level of achievement of adjusted EBITDA and adjusted ROIC in relation to the targets established by the Committee. The Committee established the target bonus payout for Mr. Hermiz at 100% of his base salary, for Mr. Dugan at 55%, for Mr. Jaeger at 50% and Mr. DeThomas at 40% of their respective salaries. Threshold performance at 80% of target was designed to produce a threshold payment of 50% and maximum performance at or above 125% was designed to produce a maximum payment of 200%, subject to adjustment based on the Committee's and the President and Chief Executive Officer's evaluation of each participant's personal performance achievement.

Performance Results Against Targets

As shown in the following table, actual 2015 Company performance against the combined performance measures produced no overall payout  because neither performance metric was achieved at the applicable threshold level (80% of target), as determined by the Compensation Committee:

MIP Measure	Weight	Threshold	Target	Maximum	Actual % of Target	Payout
Adjusted EBITDA ($ M) (1)	75.0%	$69.3	$86.6	$108.3	64.2%	0%
Adjusted Return on Invested Capital (2) (ROIC)	25.0%	12.0%	15.0%	18.8%	39.1%	0%
Overall	100.0%					0%

(1) Adjusted EBITDA is calculated as follows: earnings before interest, taxes, depreciation, amortization and acquisition related expenses (acquisition expenses that exceeded budgeted amount)

(2) Adjusted Return on Invested Capital is calculated as follows: net income divided by end of year assets minus end of year liabilities

Long-Term Incentives

We believe it is important to deliver a portion of compensation in equity to align NEOs with stockholders and create a tie to the long-term market performance of Shiloh stock. The Committee believes that equity-based awards align eligible employees' interests with those of stockholders by reinforcing the risk of ownership and the importance of providing competitive long-term, total returns to stockholders. Such awards have generally been granted under the Amended and Restated 1993 Key Employee Stock Incentive Plan, and awards are generally based on the recipient’s position within the Company and other personal performance factors. Historically, restricted stock has been awarded at select times and vested three years after grant date. During fiscal 2015, both Mr. Dugan and Mr. Jaeger each received a grant of 2,000 restricted shares and Mr. DeThomas received a grant of 3,000 restricted shares, each in August 2015, in recognition of their leadership.

Employee Benefits and Perquisites

▪
Employee Benefits: The Company provides employees, including the NEOs, a variety of other employee welfare benefits including medical benefits, disability benefits, life insurance, accidental death and dismemberment insurance, which are generally provided to employees on a Company-wide basis. In addition to a 401(k) plan, the Company provides a profit sharing retirement plan, which is available to the NEOs of the Company on the same basis as all other eligible employees of the Company. The plan is designed to provide participants with a means by which to save for retirement. The plan is a qualified plan to which the Company has made profit sharing and matching contributions on behalf of the plans’ participants. Until October 31, 2006, the Company also provided a cash balance retirement plan ("Cash Balance Plan"), which is described below in the section entitled “Pension Benefits” in the “Executive Compensation Tables and Related Disclosures” section of this Proxy Statement.

▪
Other Executive Perquisites: The Company makes club memberships available to NEOs and certain other executives because it believes that such memberships can be useful for business entertainment purposes. In addition, the Company provides for all NEOs comparable car allowance. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent.

▪
Executive Employment Agreement and Executive Change in Control Agreements: The Company is party to an executive employment agreement with Mr. Hermiz and executive change in control agreements with Messrs. Hermiz and Dugan. More information concerning the terms of the employment agreement and the change in control agreements, and the amounts payable pursuant to the agreements, is provided under the section entitled "Employment Agreements, Severance, and Change in Control Benefits" in the "Executive Compensation Tables and Related Disclosures" section of this Proxy Statement.

Process for Determining Executive Compensation

Committee. The Committee, composed solely of independent directors, is responsible for our executive officer compensation decisions. The Committee works closely with its independent consultant and management to examine pay and performance matters throughout the year. The Committee held four meetings over the course of fiscal 2015, all of which either ended or started with an executive session without management present. The Committee charter may be accessed through the "Corporate Governance" link found on our website at: http://shiloh.com/about-us/corporate-governance/. The information contained on or accessible through the Company’s website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

In the first quarter of each fiscal year, the Committee, along with the compensation adviser, reviews the Board of Directors' assessment of the CEO's performance with the CEO and reviews Company results for the prior year. In addition, the Committee approves the following, as explained below: changes to executive officer base salaries and incentive targets, if any, for the current year; bonus payout, if any, for the previous fiscal year; bonus design and targets for the current fiscal year; stock-based awards, vesting conditions, goals and grants for the current fiscal year. Agenda items for the second quarter vary each year but always include a review of Company performance and progress toward the achievement of incentive plan targets. The Committee generally conducts its annual review of executive compensation in the third or fourth quarter of each year. The Committee is provided a report from its independent compensation consultant who compares the compensation of Company executives to survey data - companies from within the manufacturing sector - and provides recommendations for compensation actions. Following this, in the final quarter of the fiscal year or the first quarter of the subsequent fiscal year, management generally presents the Committee with recommended executive compensation changes for each element of compensation.

The design of the annual bonus program is typically discussed over multiple meetings prior to the actual approval of the plan in the first quarter of each year. The discussions generally focus on the metrics to be utilized, the difficulty of the performance goals and the weightings for each metric. Other items that are addressed on an annual basis include a review of the Committee's charter and a compensation-related risk assessment.

Executive Management. Our Senior Vice President, Human Resources, Information Technology and Supply Chain ("SVP HR IT and Suply Chain"), acting under the supervision of the CEO and working with members of our Human Resources, Legal and Finance departments, is responsible for designing and implementing executive compensation and discussing significant proposals or topics impacting executive compensation at Shiloh with the Committee. This includes development of compensation recommendations for all officers, in accordance with the compensation philosophy and policies more fully described elsewhere in this CD&A. The CEO, SVP, HR, IT and Supply Chain, and the VP, Legal and Government Affairs are invited to, and generally do, attend Committee meetings.

The Committee has exclusive authority for approving the compensation of the CEO and the other NEOs. The CEO meets with the Committee and the compensation consultant to discuss Company and individual performance objectives and outcomes, and review compensation recommendations for executive officers directly reporting to him. Thereafter, the Committee meets privately with the independent compensation consultant to review and determine compensation of our CEO. Mr. Hermiz does not provide recommendations for his own compensation. In addition, the Committee sets (approves) the targets each year for compensation plan performance metrics for our officers; management provides input and recommendations, as well as information and analyses, as requested by the Committee.

Independent Compensation Consultant. The Compensation Committee has the authority to retain and terminate a compensation consultant, and to approve the consultant’s fees and all other terms of such engagement. During fiscal 2015, the Committee directly retained Compensation Advisory Partners LLC ("CAP") as its independent compensation consultant. The scope of the work done by CAP for the Committee included the following:

•	Preparing analyses and recommendations to inform the Committee’s decisions related to executive and director compensation;

•	Providing updates on market trends and the regulatory environment, as they relate to executive and director compensation;

•	Reviewing and commenting on management proposals presented to the Committee; and

•	Supporting preparation of the incentive compensation risk assessment.

The Committee assessed the independence of CAP pursuant to SEC and NASDAQ rules, and concluded that no conflict of interest exists that would prevent CAP from independently representing the Committee. CAP will not perform other services for Shiloh without the consent of the Chair of the Committee. CAP meets with the Committee Chair and the Committee outside the presence of management. In addition, CAP participates in all of the Committee’s meetings and, when requested by the Committee Chair, in preparatory meetings and executive sessions.

Pay Levels vs. Market. The Committee, with the assistant of its outside advisor, reviewed market survey data to assess the competitiveness of NEO compensation versus market. The Committee uses this information as an input into assessing the overall compensation program, as the Committee recognizes a competitive compensation program is critical to attracting, retaining and rewarding top talent that is critical to executing our strategy and delivering value to our stockholders. The Committee does not target a specific market point, but uses the market median as a general guideline, while also considering other factors such as company performance, individual experience, job responsibilities and individual performance factors.

In fiscal 2015, we utilized multiple survey sources, including Towers Watson and Kenexa. With respect to these surveys, data consisted of companies in the manufacturing sector, with median revenues of approximately $1 billion, and the identity of individual companies comprising the survey data is not considered by the Committee in its evaluation process.

Compensation Governance Practices. The Company places high value on strong compensation governance practices. These governance practices include:

Practices We Employ	Practices We Avoid
● Pay is linked to performance	● Hedging or short sales of stock is not permitted
● Change-in-Control ("CIC") severance requires a "double trigger" (in other words, a change in control event and a timely qualifying termination after the change in control event)	● Dividends or dividend equivalents are not provided on unearned equity awards
● The Committee reviews NEO pay annually	● No excise tax gross-ups are provided to any executives
● The Committee is comprised entirely of independent directors	● We do not provide additional supplemental executive retirement service credit as a recruitment tool for executive hires
● The Committee engages an independent consultant
● The Committee regularly has executive sessions without management present

Strong Say-on-Pay Support. We last conducted a say-on-pay vote in 2013. While this vote is not binding, our Board and the Committee value the opinions of our stockholders. At our 2013 Annual Stockholders Meeting, over 99% of votes cast supported Shiloh’s executive compensation program. Management and the Committee considered our stockholders’ affirmative 2013 say-on-pay vote, and believe it to be an indication of support for Shiloh’s executive compensation program and practices. As a result, the Company did not make any compensation program changes between 2013 and 2015 that were specifically driven by the result of the 2013 say-on-pay vote.

Compensation Risk Analysis. In December 2015, the Committee reviewed the conclusions of a risk assessment of our compensation policies and practices covering all employees, which was conducted by a cross-functional team with representatives from Human Resources, Legal, and Finance, with the assistance of the Committee’s independent advisor. The Committee evaluated the levels of risk-taking that potentially could be encouraged by our compensation arrangements, taking into account the arrangements’ risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our compensation objectives and our Company’s overall risk profile. Select identified risk mitigation features included the following: use of financial performance metrics that are readily monitored and reviewed; use of common performance metrics for incentives across the Company's management team; capped payout levels for annual incentives; and multiple levels of review and approval of incentive awards, including Committee approval of all officer compensation proposals.

Our Committee concluded that we have a balanced pay and performance executive compensation program that does not drive excessive financial risk-taking. We believe that Shiloh does not use compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company.

Anti-hedging Policies. Pursuant to our insider trading policy, our directors and NEOs are subject to certain anti-hedging restrictions, including the prohibition from making pledges, short sales, or transactions including options and other derivatives related to Shiloh stock.

Clawback Policy. Under the Sarbanes-Oxley Act of 2002, in the event of misconduct that results in a financial restatement that would have reduced previously paid incentive compensation, the amount of improper payments to our Chief Executive Officer and principal financial officer can be recouped. In addition, we intend to implement a clawback policy in accordance with the requirements of the Dodd-Frank Act and the regulations that will be issued under that Act. We have elected to defer adoption of a clawback policy until the SEC issues final regulations on this matter, to ensure that we are able to implement a single fully compliant policy at one time, rather than implementing a policy that may require significant modifications after the final SEC regulations are issued.

Tax Deductibility of Compensation. Section 162(m) of the Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. Compensation that satisfies the Code’s requirements for qualified performance-based compensation is not subject to that deduction limitation. Historically, the Committee has maintained the flexibility to pay incentive compensation, or other compensation, that does not meet requirements specified under IRC Section 162(m) and is not deductible as performance-based compensation. As a result, the tax deductibility of our components of compensation, including base salaries above $1 million, time-based restricted stock, and the taxable value of executive benefits and perquisites, is potentially limited under current tax rules. The Committee believes that tax deductibility is only one of several relevant considerations in setting compensation, and that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation has and may continue to result in compensation that in certain cases is not deductible for federal income tax purposes.

The Committee may decide from time to time to grant compensation that will not qualify as “performance-based” compensation for purposes of Section 162(m) of the Code when, in the Committee’s judgment, those payments or grants are needed to achieve the Committee’s overall compensation objectives. Moreover, even if the Committee intends to grant compensation that qualifies as “performance-based” compensation for purposes of Section 162(m) of the Code, the Company cannot guarantee that such compensation will so qualify or ultimately will be deductible.

Accounting Implications. In designing our compensation and benefit programs, the Committee reviews and considers the accounting implications of its decisions, including the accounting treatment of amounts awarded or paid to our officers.

Expected Changes for Fiscal 2016
Though encouraged by strong stockholder support for our compensation program exhibited through our most recent say on pay vote result, we expect to refine our executive compensation program for fiscal 2016, including potentially to create a new long-term incentive program for NEOs containing both performance-based and service-based awards and utilizing payouts in both cash and Common Stock.

Other Compensation Program and Governance Features

Compensation Committee Report

The Committee, which is comprised entirely of independent directors, is responsible to the Board of Directors and our stockholders for the oversight and administration of executive compensation at Shiloh. The Committee approves the principles guiding the Company's compensation philosophy, reviews and approves executive compensation levels (including cash compensation, equity incentives, benefits and perquisites for officers) and reports its actions to the Board of Directors for review and, as necessary, approval. The Committee is responsible for interpreting Shiloh's executive compensation plans and programs. It is our practice that all compensation decisions affecting a corporate officer must be reviewed and approved by the Committee. Additional details regarding the role and responsibilities of the Committee are defined in the Committee Charter, located in the Corporate Governance section of the Company's website.

The Committee has reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommend to the Board of Directors that the CD&A be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended October 31, 2015.

The Compensation Committee:
Cloyd J. Abruzzo, Chair
Jean Brunol
George Goodrich
Michael S. Hanley

Compensation Tables and Related Disclosures

Fiscal Year 2015 Summary Compensation Table

The following table summarizes, for our three most recently completed fiscal years (as applicable), the compensation of our NEOs. The amounts shown include compensation for services in all capacities that were provided to the Company and its direct and indirect subsidiaries and predecessors.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Ramzi Y. Hermiz,	2015	$822,308	n/a	$0	$0	$0	$30,042	$852,350
President and Chief Executive Officer	2014	$700,000	n/a	$0	$539,700	$0	$27,838	$1,267,538
	2013	$700,000	n/a	$0	$733,500	$0	$24,554	$1,458,054

Thomas M. Dugan	2015	$237,884	n/a	$20,260	$0	$0	$22,399	$280,543
Vice President of Finance and Treasurer (Principal Financial Officer)	2014	$207,308	n/a	$103,200	$94,600	$5,634	$22,600	$433,342
	2013	$175,385	n/a	$0	$122,600	$6,843	$14,888	$319,716

David W. Jaeger	2015	$253,846	n/a	$20,260	$0	$0	$8,400	$282,506
Managing Director CastLight	2014	$246,154	n/a	$103,200	$96,400	$0	$19,917	$465,671
Vice President of Die Cast	2013	$44,351	n/a	$0	$0	$0	$1,774	$46,125

Gary DeThomas	2015	$139,615	n/a	$30,390	$0	$0	$9,858	$179,863
Vice President Corporate Controller
______________________________

(1)
The amounts in column (e) for 2015 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock granted pursuant to the Amended and Restated 1993 Key Employee Stock Incentive Plan. On August 25, 2015, Mr. Dugan, Mr. Jaeger and Mr. DeThomas were each granted a number of shares of restricted stock with the value of $20,260, $20,260 and $30,390, respectively. The 2015 restricted stock awards vest in three annual installments of 20%, 30% and 50% on the applicable anniversary of the grant date.

(2)	The amounts in column (f) for 2015 reflect that none of the NEOs earned an annual short term incentive payment for 2015.

(3)
The amounts reported reflect the change in actuarial present value of the accumulated benefits under the Cash Balance Plan, determined by comparing the prior completed fiscal year end amount to the covered fiscal year end amount. For fiscal 2015, the change in actuarial present value of the accumulated benefit for Mr. Dugan was ($2,752).

(4)
The amounts shown in column (g) for 2015 are attributable to the following: Mr. Hermiz, Mr. Dugan and Mr. Jaeger each received $8,400 in fiscal 2015 for an auto allowance (Mr. DeThomas received $5,600 in fiscal 2015). In addition, included are the Company’s contributions to the Company’s defined contribution plan on behalf of each NEO. Mr. Hermiz received a contribution of $20,942 for fiscal 2015. Mr. Dugan received a contribution of $13,299 in fiscal 2015. Mr. Jaeger received a contribution of $10,954 for fiscal 2015. Mr. DeThomas received a contribution of $5,138 in fiscal 2015. Also included are the Company's contributions to the Company's high deductible medical insurance plan. Mr. Hermiz received a contribution of $700 for fiscal 2015. Mr. Dugan received a contribution of $700 to his high deductible medical insurance plan for fiscal 2015. Mr. Jaeger and Mr. DeThomas did not participate in that plan for fiscal 2015.

Fiscal Year 2015 Grants of Plan-Based Awards

(a)		(b)	(c)	(d)	(e)	(f)	(g)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Award	Grant Date	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (1)
Ramzi Y. Hermiz	Actual Cash Incentive	n/a	n/a	$850,000	$1,700,000	n/a	n/a
Thomas M. Dugan	Restricted Stock	8/25/2015	n/a	n/a	n/a	2,000	$20,260
Thomas M. Dugan	Actual Cash Incentive	n/a	n/a	$137,500	$275,000	n/a	n/a
David W. Jaeger	Restricted Stock	8/25/2015	n/a	n/a	n/a	2,000	$20,260
David W. Jaeger	Actual Cash Incentive	n/a	n/a	$130,000	$260,000	n/a	n/a
Gary DeThomas	Restricted Stock	8/25/2015	n/a	n/a	n/a	3,000	$30,390
Gary DeThomas	Actual Cash Incentive	n/a	n/a	$58,667	$117,334	n/a	n/a

(1)
The amounts shown in columns (d) and (e) reflect the target and maximum award opportunities for the NEOs under the MIP for 2015, with the maximum award representing 200% of the target award.  75% of this short-term incentive award was based on adjusted EBITDA performance and 25% was based on adjusted ROIC performance.  The target award levels represent 100%, 55%, 50% and 40%, respectively, of Messrs. Hermiz, Dugan, Jaeger and DeThomas’s 2015 base salary rates. As further described above, because final payouts were subject to reduction based on relative achievement of personal performance achievement, there is no threshold payout opportunity for this award.

(2)
The amounts shown in column (g) reflect the grant date fair value computed in accordance with FASB ASC Topic 718 of stock awards granted in fiscal year 2015 pursuant to the Amended and Restated 1993 Key Employee Stock Incentive Plan and corresponds to the amounts set forth in column (e) for 2015 of the Fiscal Year 2015 Summary Compensation Table. These restricted stock awards vest as to 20% of such award on the first anniversary of the grant date, 30% of the award on the second anniversary of the grant date, and 50% of the award on the third anniversary of the grant date.

Outstanding Equity Awards at 2015 Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Not Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock that Have Not Vested	Market Value of Shares that Have Not Vested
Ramzi Y. Hermiz	9/4/2012 (1)	n/a	n/a	n/a	n/a	17,190	$174,994
Thomas M. Dugan	2/14/2007	8,000	n/a	$14.74	2/14/2017	n/a	n/a
	8/13/2009	1,666	n/a	$5.30	8/13/2019	n/a	n/a
	12/10/2010	5,000	n/a	$12.04	12/10/2020	n/a	n/a
	12/19/2013 (2)	n/a	n/a	n/a	n/a	3,750	$77,400
	8/25/2015 (3)	n/a	n/a	n/a	n/a	2,000	$20,260
David W. Jaeger	12/19/2013 (2)	n/a	n/a	n/a	n/a	3,750	$77,400
	8/25/2015 (3)	n/a	n/a	n/a	n/a	2,000	$20,260
Gary DeThomas	8/25/2015 (3)	n/a	n/a	n/a	n/a	3,000	$30,390

1.	These shares of restricted stock vest in 1/4 increments on each of the first four anniversaries of the grant date.

2.	These shares of restricted stock vest in 1/3 increments on each of the first three anniversaries of the grant date.

3.
These shares of restricted stock vest as to 20% of such shares on the first anniversary of the grant date, 30% of such shares on the second anniversary of the grant date, and 50% of such shares on the third anniversary of the grant date.

4.
The market value of unvested shares of restricted stock is calculated using $7.54 per share, which was the closing market price of our common stock on the Nasdaq Stock Market on the last trading day of fiscal 2015.

Fiscal Year 2015 Option Exercises and Stock Vested

The following table sets forth certain information regarding restricted stock that vested during 2015 for the NEOs. None of the NEOs exercised options during fiscal 2015.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ramzi Y. Hermiz	17,190	$188,231
Thomas M. Dugan	1,250	$17,988
David W. Jaeger	1,250	$17,988
Gary DeThomas	—	$0

Fiscal Year 2015 Pension Benefits

Until October 31, 2006, the Company provided benefits under the Cash Balance Plan. The Company froze contributions to the Cash Balance Plan. As a result, the Cash Balance Plan ceased to accrue current service costs effective January 31, 2007. Benefit obligations that were earned through January 31, 2007 by participants remained and will continue to accrue interest and vest in accordance with the plan’s vesting requirements, with 100% vesting achieved after five years of service. Of the NEOs, only Mr. Dugan is entitled to benefits under this plan. Under the Cash Balance Plan’s benefit formula, the estimated benefit payable upon retirement at age 65 as of October 31, 2015 for Mr. Dugan was $68,442.

Fiscal Year 2015 Pension Benefits
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Ramzi Y. Hermiz	n/a	n/a	n/a	n/a
Thomas M. Dugan	Cash Balance Plan	6	$68,422	n/a
David W. Jaeger	n/a	n/a	n/a	n/a
Gary DeThomas	n/a	n/a	n/a	n/a

Employment Agreements and Change in Control Agreements

Employment Agreement. None of the NEOs other than Mr. Hermiz has an employment agreement. Under Mr. Hermiz's employment agreement, Mr. Hermiz was entitled to an initial salary of $700,000 per year and will be eligible to participate in the Company's management bonus plan, with an initial target annual bonus opportunity equal to 100% of his base salary. The bonus is based on the attainment of certain performance criteria mutually developed annually by the Committee and management. Mr. Hermiz also will be eligible to participate in the employee benefit plans established by the Company for its employees from time to time in accordance with the terms and conditions of those programs and plans as in effect from time to time. Mr. Hermiz's base salary and target annual bonus opportunity are subject to annual review and adjustment by the Compensation Committee, and may be increased but not decreased at that time. Effective January 1, 2015, Mr. Hermiz's base salary was increased to $850,000 by the Committee to recognize his contributions to the Company’s achievements and his achievement of individual objectives. This is the first base salary increase that Mr. Hermiz has received since the start of his employment.

Mr. Hermiz is eligible to receive future equity grants under the Shiloh Industries, Inc. Amended and Restated 1993 Key Employee Stock Incentive Plan (or any successor plan thereto) as determined by the Committee. The initial target annual equity grant opportunity is equal to 100% of his base salary. The actual grant, if any, for any given year will be based upon the attainment of certain performance criteria established annually by the Committee. The target annual equity opportunity is subject to annual review and adjustment by the Committee.

If the Company separates Mr. Hermiz from service (other than for cause), Mr. Hermiz causes a separation from service for good reason or Mr. Hermiz dies or suffers a disability, then the Company must pay Mr. Hermiz a lump sum cash severance payment equal to the sum of his annual then-current base salary, any earned but unpaid bonus payment for the previous year, and his target bonus opportunity under the management incentive plan for the year during which the separation from service occurs. The severance payment is conditioned on execution of a release of any claims Mr. Hermiz may have against the Company and its subsidiaries. Pursuant to the employment agreement, Mr. Hermiz will not receive the severance payment if he is entitled to compensation and benefits under the Change in Control Agreement described below.

Change in Control Agreements. The Company has entered into Change in Control Agreements with Mr. Hermiz and Mr. Dugan. Under each agreement, certain benefits are payable by the Company to the NEO in connection with a "change in control", which is define to include the following events: (1) any person or group of persons (with certain limited exceptions) becomes the beneficial owner of 35% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the outstanding voting securities of the Company; (2) a change in the composition of the Board of Directors results in a majority of the Directors that are not incumbent directors; (3) with certain limited exceptions, a merger, reorganization, consolidation or sale or other disposition of all or substantially all of the Company’s assets or other such reorganization of the Company is consummated; or (4) our stockholders approve a complete liquidation or dissolution of the Company.

If the Company terminates the officer other than due to cause, death or total disability, or the officer terminates employment for good reason within 24 months following a change in control (or within 180 days prior to a change in control in certain circumstances where the termination was at the request of a third party who has taken steps to effect the change in control or the termination otherwise arose in connection with or anticipation of the change in control), the Company must pay such officer (in addition to certain accrued compensation) severance compensation. In the case of Mr. Hermiz, such severance compensation would include a lump sum equal to two times the sum of his effective annual salary and target bonus. In the case of Mr. Dugan, such severance compensation would include a lump sum equal to one and a half times the sum of his effective annual salary and target bonus. In addition to the severance compensation described above, the Company will reimburse Mr. Hermiz for the full cost of any group health continuation coverage that the Company would otherwise be required to offer under the Consolidated Omnibus Budget Reconciliation Act of 1986 (or COBRA) until the earlier of the date (1) the officer becomes covered by comparable health coverage offered by another employer or Medicare, or (2) 18 months after the ~~t~~ermination of his employment. For Mr. Dugan, the Company may reimburse COBRA premiums as described above or maintain Mr. Dugan’s health care coverage at a level of benefit enjoyed by Mr. Dugan prior to the change in control. In addition, beginning on the first day of the month after the expiration of Mr. Hermiz's COBRA continuation coverage period and provided that Mr. Hermiz has not obtained comparable health care coverage offered by another employer, the Company will make a monthly payment to Mr. Hermiz in the amount of the monthly COBRA coverage premium in effect under the Company's group health plan on the date the COBRA continuation coverage period began until the earlier of the date that:

•Mr. Hermiz becomes covered by comparable health care coverage offered by another employer, or Medicare

•is 24 months after the date of termination of Mr. Hermiz's employment.

To the extent a payment is made to Mr. Hermiz or Mr. Dugan under his Change in Control Agreement and would be subject to excise taxes imposed by Sections 4999 and 280G of the Internal Revenue Code, then the Company will pay Mr. Hermiz or Mr. Dugan the greater of (1) the change in control payment less the applicable excise taxes and (2) the change in control payment reduced by an amount necessary so there are no excise taxes imposed by Sections 4999 and 280G of the Internal Revenue Code.

Payments under the Change in Control Agreements are conditioned upon the officer’s compliance with the non-competition provisions of such agreements (which extend for 18 months in the case of Mr. Dugan and 24 months in the case of Mr. Hermiz) and execution of a customary release of claims against the Company.

Potential Payments Upon Termination of Employment or Change-in-Control

This section describes and quantifies certain compensation that would have become payable under existing plans and arrangements if each NEO’s employment had terminated on October 31, 2015 (the last business day of the Company’s 2015 fiscal year), given such NEO’s compensation and service levels as of that date.

Payments Other than in Connection with a Change in Control

The following table reflects the amounts that would have been payable under the various arrangements assuming termination of employment occurred at October 30, 2015 and did not follow a change in control.

Termination Scenarios (Including Severance, if eligible)
Name		Voluntary	For Cause	Death	Disability	Without Cause
Ramzi Y. Hermiz	Cash Severance Amount (1)	$0	$0	$850,000	$850,000	$850,000
	Unvested Restricted Shares (2)	0	0	129,620	129,620	129,620
	Value of Benefits Continuation	0	0	0	0	0
	Life Insurance Proceeds (3)	0	0	850,000	0	0
	Disability Insurance Proceeds	0	0	0	3,918,750	0
	Accrued Vacation	0	0	0	0	0
	Total	0	0	$1,829,620	$4,898,370	$979,620

Thomas M. Dugan	Cash Severance Amount (1)	0	0	0	0	0
	Unvested Restricted Shares (2)	0	0	43,355	43,355	43,355
	Value of Benefits Continuation	0	0	0	0	0
	Life Insurance Proceeds	0	0	250,000	0	0
	Disability Insurance Proceeds	0	0	0	1,951,125	0
	Accrued Vacation	0	0	0	0	0
	Total	0	0	$293,355	$1,994,480	$43,355

David W. Jaeger	Cash Severance Amount (1)	0	0	0	0	0
	Unvested Restricted Shares (2)	0	0	43,355	43,355	43,355
	Value of Benefits Continuation	0	0	0	0	0
	Life Insurance Proceeds	0	0	260,000	0	0
	Disability Insurance Proceeds	0	0	0	1,352,000	0
	Accrued Vacation	0	0	0	0	0
	Total	0	0	$303,355	$1,395,355	$43,355

Gary DeThomas	Cash Severance Amount	0	0	0	0	0
	Unvested Restricted Shares (2)	0	0	22,620	22,620	22,620
	Value of Benefits Continuation	0	0	0	0	0
	Life Insurance Proceeds (3)	0	0	220,000	0	0
	Disability Insurance Proceeds	0	0	0	1,765,500	0
	Accrued Vacation	0	0	0	0	0
	Total	$0	$0	$242,620	$1,788,120	$22,620

1.
Reported amounts calculated pursuant to the terms of Mr. Hermiz's employment agreement and consist of one times Mr. Hermiz's annual base salary on October 30, 2015, payable in a lump sum deferred or unpaid amount due from the fiscal 2014 management incentive plan.

2.
Reported amounts consist of Mr. Hermiz's 17,191 unvested restricted shares, Mr. Dugan's 5,750 unvested restricted shares, Mr. Jaeger's 5,750 unvested restricted shares and Mr. DeThomas's 3,000 unvested restricted shares valued at our closing stock price on October 30, 2015 of $7.54 per share, which shares either accelerate and vest or continue to vest as a result of the triggering event.

3.	Reported amount consists of our estimate of the available life insurance death benefit.

4.
Reported amount consists of our estimate of payments for short term disability paid out at 100% for the first three months of salary and the second three months paid out at 50%. After, long-term disability is paid out beginning the seventh month at 60% of base salary. Mr. Hermiz is capped at $20,000 per month until the age of 65.

Payments in Connection with a Change in Control

Had a change of control occurred within 24 months prior to October 30, 2015, the last business day of fiscal year 2015, and an NEO had terminated employment with the Company on such date, the following aggregate consideration would have been due to the NEOs currently employed by the Company: Mr. Hermiz, $3,419,761; and Mr. Dugan, $588,261. The preceding amounts are composed of the change of control payment and the value of continued healthcare benefits. The amount of the change of control payment and the value of continued healthcare benefits, respectively, for each currently employed NEO is as follows:

Named Executive Officer	Change of Control Payment	Value of Continued Healthcare Benefits	Excise Tax Gross-up or Reduction	Total Change of Control Aggregate Consideration
Ramzi Y. Hermiz	$3,400,000	$19,761	—	$3,419,761
Thomas M. Dugan	$568,500	$19,761	—	$588,261
David W. Jaeger	n/a	n/a	n/a	n/a
Gary DeThomas	n/a	n/a	n/a	n/a

The change of control payment would be paid in a lump sum. In addition to such payments, in the event of such a change of control and termination of employment, each NEO would also receive the value for the acceleration or continued vesting of his unvested restricted shares as previously described above.

Fees Paid to Grant Thornton LLP and Audit Committee Pre-Approval Policies and Procedures
The Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent auditor prior to the commencement of the specified services. Set forth below are the fees paid by the Company to its independent registered public accounting firm, Grant Thornton LLP, for the years indicated, all of which were pre-approved by the Audit Committee in accordance with Company policy (amounts in thousands). The Audit Committee believes that the non-audit services provided by Grant Thornton LLP are compatible with maintaining Grant Thornton LLP’s independence.

	Years Ended October 31,
Nature of the Fees	2015	2014
	(dollars in thousands)
Audit fees	$1,411	$966
Audit-related fees	—	191
Tax fees	522	675
Total	$1,933	$1,832

Audit Fees
Consist of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements, and internal control over financial reporting included in the Company’s Annual Report on Form 10-K and for the reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees
Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for due diligence activities related to mergers, acquisitions and investments.

Tax Fees
Consist of fees for tax compliance and tax consultation services. Corporate tax services encompass a variety of permissible services, including: technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

In light of practical considerations, the Board of Directors has decided not to submit the selection of an independent registered public accounting firm for ratification by the stockholders.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2017 Annual Stockholders' Meeting

A stockholder who wishes to have a proposal included in the Company’s Proxy Statement for the 2017 annual stockholders' meeting must submit the proposal in writing Shiloh Industries, Inc., 880 Steel Drive, Valley City, Ohio 44280, Attn: Kenton Bednarz, by certified mail, return receipt requested, for receipt no later than October 1, 2016.

A stockholder who wishes to present a proposal at the 2017 annual stockholders' meeting without having it appear in the Company’s Proxy Statement must submit the proposal in writing to the Company no later than December 15, 2016. The Company’s proxies for the 2017 annual stockholders' meeting may exercise discretionary authority with respect to a stockholder proposal that is not discussed in our proxy materials.

Request for Proxy Materials

The Company will furnish without charge to each person whose proxy is being solicited, upon written request of any such person on or before February 28, 2016, a copy of the Annual Report on Form 10-K of the Company for the fiscal year ended October 31, 2015, as filed with the SEC, including the financial statements and schedules thereto. Requests for additional copies of such Annual Report on Form 10-K should be emailed to investor@shiloh.com or visit the Shiloh website at shiloh.com.

Householding

The SEC's rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings to the Company. To take advantage of this opportunity, we have delivered only one Notice to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice and, if applicable, proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Notice, Proxy Statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Other Matters

The Directors know of no other matters which are likely to be brought before the Annual Meeting. The Company did not receive notice by December 23, 2015 of any other matter intended to be raised by a stockholder at the Annual Meeting. Therefore, the enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

By Order of the Board of Directors

/s/ David J. Hessler
DAVID J. HESSLER
Secretary

January , 2016

YOUR VOTE IS IMPORTANT

It is important that proxies be submitted promptly in order to ensure your representation at the Annual Meeting. You may submit your proxy via the Internet or, if you request and receive a paper proxy card, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled "Voting via the Internet or by Mail" on page 2 for a description of voting methods. If your shares are held by a bank, brokerage firm or other nominee that holds shares on your behalf and you have not given that nominee instructions to do so, your nominee will generally NOT be able to vote your shares at the Annual Meeting. We strongly encourage you to vote.

APPENDIX A

SHILOH INDUSTRIES, INC.

2016 EQUITY AND INCENTIVE COMPENSATION PLAN
1.Purpose. The purposes of this Plan are to (i) allow for the potential to link the compensation of officers and other key employees of the Company and its Subsidiaries to the Company’s business results, (ii) attract and retain non-employee Directors, (iii) focus the efforts, actions and decision-making of such persons on meeting the Company’s goals, and (iv) potentially strengthen such persons’ ownership of and loyalty to the Company.

2.Definitions. As used in this Plan:

(a)“Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Committee or the Board, as applicable, in its discretion.

(b)“Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(c)“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(d)“Board” means the Board of Directors of the Company.

(e)“Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(f)“Change in Control” has the meaning set forth in Section 12 of this Plan.

(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)“Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(i)“Common Shares” means the shares of common stock, par value $0.01 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(j)“Company” means Shiloh Industries, Inc., a Delaware corporation, and its successors.

(k)“Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(l)“Date of Grant” means the date specified by the Committee (or its authorized delegate) on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee (or its authorized delegate) takes action with respect thereto).

(m)“Director” means a member of the Board.

(n)“Effective Date” means the date this Plan is approved by the Shareholders.

(o)“Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under the Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q)“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(r)“Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. The Management Objectives may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Committee may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on one or more, or a combination, of the following metrics (including relative or growth achievement regarding such metrics):

(i)
Profits (e.g., gross profit, operating income, EBIT, EBT, net income, net sales, cost of sales, earnings per share, residual or economic earnings, inventory turnover, operating profit, economic profit - these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

(ii)
Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, net cash provided by operating activities, net increase (or decrease) in cash and cash equivalents, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(iii)	Returns (e.g., profits or cash flow returns on: assets, invested capital, capital employed, and equity);

(iv)	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

(v)	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

(vi)	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(vii)
Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to shareholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

(viii)
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, cost targets, selling, general and administrative expenses, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, productivity, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, sales of new products, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

In the case of a Qualified Performance-Based Award, each Management Objective will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Code Section 162(m), will exclude the effects of certain designated items identified at the time of grant. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or minimum acceptable level of achievement with respect to such Covered Employee.

(s)“Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the NASDAQ Stock Market or, if the Common Shares are not then listed on the NASDAQ Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(t)“Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder by the U.S. Department of the Treasury.

(u)“Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(v)“Option Price” means the purchase price payable on exercise of an Option Right.

(w)“Option Right” means the right to purchase Common Shares upon exercise of an option granted pursuant to Section 4 of this Plan.

(x)“Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.

(y)“Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(z)“Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(aa)“Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(ab)“Plan” means the Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan.

(ac)“Predecessor Plan” means the Company’s Amended and Restated 1993 Key Employee Stock Incentive Plan (as amended and restated as of December 10, 2009).

(ad)“Qualified Performance-Based Award” means any Cash Incentive Award or award of Performance Shares, Performance Units, Restricted Shares, Restricted Stock Units or other awards contemplated under Section 9 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(ae)“Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(af)“Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of a specified period.

(ag)“Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(ah)“Shareholder” means an individual or entity that owns one or more Common Shares.
(ai)“Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for in the Appreciation Right.

(aj)“Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.

(ak)“Voting Power” means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3.Shares Available Under the Plan.

(a)Maximum Shares Available Under Plan.

(i)
Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under the Plan for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Shares, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan shall be, in the aggregate, 1,500,000 Common Shares minus, as of the Effective Date, one Common Share for every one Common Share subject to an award granted under the Predecessor Plan between October 31, 2015 and the Effective Date. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)	The aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b)Share Counting Rules.

(i)
If any award granted under this Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, again be available under Section 3(a)(i). If, after October 31, 2015, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan is cancelled or forfeited, expires or is settled for cash (in whole or in part), the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, or cash settlement, be available for awards under this Plan.

(ii)
Notwithstanding anything to the contrary contained herein: (A) Common Shares withheld by the Company in payment of the Option Price of an Option Right will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) above; (B) Common Shares tendered or otherwise used in payment of the Option Price of an Option Right will not be added to the aggregate number of Common Shares available under Section 3(a)(i) above; (C) Common Shares withheld by the Company or tendered or otherwise used to satisfy a tax withholding obligation will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) above; (D) Common Shares subject to an Appreciation Right that are not actually issued in connection with its Common Shares settlement on exercise thereof will not be added back to the aggregate number of Common Shares available under Section 3(a)(i) above; and (E) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added to the aggregate number of Common Shares available under Section 3(a)(i) above. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate number of Common Shares available under Section 3(a)(i) above.

(c)Limit on Incentive Stock Options. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 1,500,000 Common Shares.

(d)Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 11 of this Plan:

(i)	No Participant will be granted Option Rights and/or Appreciation Rights, in the aggregate, for more than 500,000 Common Shares during any calendar year.

(ii)
No Participant will be granted Qualified Performance-Based Awards of Restricted Shares, Restricted Stock Units, Performance Shares and/or other awards under Section 9 of this Plan, in the aggregate, for more than 350,000 Common Shares during any calendar year.

(iii)
In no event will any Participant in any calendar year receive Qualified Performance-Based Awards of Performance Units and/or other awards payable in cash under Section 9 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of $6,000,000.

(iv)	In no event will any Participant in any calendar year receive Qualified Performance-Based Awards that are Cash Incentive Awards having an aggregate maximum value in excess of $6,000,000.

(v)	No non-employee Director will be granted, in any period of one calendar year, awards under the Plan having an aggregate maximum value in excess of $500,000.

(e)Notwithstanding anything in this Plan to the contrary, up to 5% of the maximum number of Common Shares available for awards under this Plan as provided for in Section 3(a) of this Plan, as may be adjusted under Section 11 of this Plan, may be used for awards granted under Section 4 through Section 9 of this Plan that do not at grant comply with the applicable one-year minimum vesting requirements set forth in such sections of this Plan.

4.Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)Each grant will specify an Option Price per share, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee (or other consideration authorized pursuant to Section 4(d) of this Plan) having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, the Company’s withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e)Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no grant of Option Rights may become exercisable sooner than after one year. A grant of Option Rights may provide for the earlier exercise of such Option Rights, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control only where either (i) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (ii) such Option Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(g)Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h)Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i)No Option Right will be exercisable more than 10 years from the Date of Grant.

(j)Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(k)Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.Appreciation Rights.

(a)The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b)Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)	Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Committee at the Date of Grant.

(iii)	Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)
Each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable; provided, that, except as otherwise described in this subsection, no grant of Appreciation Rights may become exercisable sooner than after one year. A grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control only where either (A) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (B) such Appreciation Rights are not assumed or converted into replacement awards in a manner described in the Evidence of Award.

(v)	Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vi)
Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights and contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

(c)Successive grants of Appreciation Rights may be made to the same Participant regardless of whether any Appreciation Rights previously granted to the Participant remain unexercised.

(d)Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e)Also, regarding Appreciation Rights:

(i)
Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)	No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6.Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee at the Date of Grant or until achievement of Management Objectives referred to in subparagraph (e) below. If the elimination of restrictions is based only on the passage of time rather than the achievement of Management Objectives, the period of time will be no shorter than one year.

(d)Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

(e)Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Shares; provided, however, that notwithstanding subparagraph (c) above, restrictions relating to Restricted Shares that vest upon the achievement of Management Objectives may not terminate sooner than after one year.

(f)Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant or sale of Restricted Shares may provide for the earlier termination of restrictions on such Restricted Shares, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control only where either (i) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (ii) such Restricted Shares are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Shares intended to be a Qualified Performance-Based Award will provide for such early termination of restrictions (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(g)Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Shares with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(h)Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7.Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Committee may specify.

(b)If a grant of Restricted Stock Units specifies that the Restriction Period will terminate only upon the achievement of Management Objectives or that the Restricted Stock Units will be earned based on the achievement of Management Objectives, then, notwithstanding anything to the contrary contained in subparagraph (d) below, the applicable Restriction Period may not be a period of less than one year.

(c)Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(d)If the Restriction Period lapses only by the passage of time rather than the achievement of Management Objectives as provided in subparagraph (b) above, each such grant or sale will be subject to a Restriction Period of not less than one year.

(e)Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control only where either (i) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (ii) such Restricted Stock Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no award of Restricted Stock Units intended to be a Qualified Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Qualified Performance-Based Award.

(f)During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until and paid contingent upon the achievement of the applicable Management Objectives.

(g)Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(h)Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b)The Performance Period with respect to each Cash Incentive Award, Performance Share or Performance Unit will be such period of time (not less than one year) as will be determined by the Committee at the time of grant, which may be subject to earlier lapse or other modification, including in the event of the retirement, death or disability of a Participant, or in the event of a Change in Control only where either (i) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (ii) such Cash Incentive Awards, Performance Shares and Performance Units are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

(c)Any grant of Cash Incentive Awards, Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units, or amount payable with respect to Cash Incentive Awards, that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(d)Each grant will specify the time and manner of payment of Cash Incentive Awards, Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Shares, in Restricted Shares or Restricted Stock Units or in any combination thereof.

(e)Any grant of Cash Incentive Awards, Performance Shares or Performance Units may specify that the amount payable or the number of Common Shares or Restricted Shares or Restricted Stock Units with respect thereto may not exceed a maximum specified by the Committee at the Date of Grant.

(f)The Committee may, at the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, subject in all cases to deferral and payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g)Each grant of Cash Incentive Awards, Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Committee may approve.

9.Other Awards.

(a)Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may grant to any Participant Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b)Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)The Committee may grant Common Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)If the earning or vesting of, or elimination of restrictions applicable to, an award granted under this Section 9 is based only on the passage of time rather than the achievement of

Management Objectives, the period of time shall be no shorter than one year. If the earning or vesting of, or elimination of restrictions applicable to, awards granted under this Section 9 is based on the achievement of Management Objectives, the earning, vesting or restriction period may not terminate sooner than after one year.

(e)Notwithstanding anything to the contrary contained in this Plan (including minimum vesting requirements), any grant of an award under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death or disability of the Participant, or in the event of a Change in Control only where either (i) within a specified period the Participant is involuntarily terminated for reasons other than for cause or terminates his or her employment for good reason or (ii) such awards are not assumed or converted into replacement awards in a manner described in the Evidence of Award; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Evidence of Award will specify the time and terms of delivery.

10.Administration of this Plan.

(a)This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan Section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)To the extent permitted by law, the Committee may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under the Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any Covered Employee; (B) the resolution providing for such authorization sets forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.Adjustments. The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of Common Shares covered by other awards granted pursuant to Section 9 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, in the kind of shares covered thereby, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, shall determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, shall determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a)any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then-outstanding Common Shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition directly or indirectly, individually or in the aggregate, by any one or more of the following entities: MTD Products Inc., MTD Holdings Inc., any subsidiaries or related parties thereof or any employee benefit plan sponsored thereby (collectively, the “MTD Entities” or individually a “MTD Entity”); (D) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate or (E) any acquisition pursuant to a transaction that complies with Sections 12(c)(i), (c)(ii) and (c)(iii) below;

(b)individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) the MTD Entities or a MTD Entity, individually or in the aggregate, or all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding a MTD Entity or MTD Entities, individually or in the aggregate, any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)approval by the Shareholders of a complete liquidation or dissolution of the Company.

13.Detrimental Activity and Recapture Provisions. Any Evidence of Award may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary or (b) within a specified period after termination of such employment or service, shall engage in any detrimental activity. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

14.Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

15.Transferability.

(a)Except as otherwise determined by the Committee, no Option Right, Appreciation Right, Restricted Shares, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under the Plan be transferred for value. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)The Committee may specify at the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

16.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of tax, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the

Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The shares used for tax withholding will be valued at an amount equal to the market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the market value of the Common Shares to be withheld and delivered pursuant to this Section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants will also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17.Compliance with Section 409A of the Code.

(a)To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.

(c)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d)Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.Amendments.

(a)The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the NASDAQ Stock Market or, if the Common Shares are not traded on the NASDAQ Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, then, such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b)Except in connection with a corporate transaction or event described in Section 11 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Company’s shareholders.

(c)If permitted by Section 409A of the Code and Section 162(m) of the Code, but subject to the paragraph that follows, notwithstanding the Plan’s minimum vesting requirements, and including in the case of termination of employment by reason of death, disability or retirement, or in the case of unforeseeable emergency or other special circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 9 subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(d)Subject to Section 18(b) hereof, the Committee may amend the terms of any award granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 11 above, no such amendment will impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19.Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20.Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plan, except that outstanding awards granted under the Predecessor Plan will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

21.Miscellaneous Provisions.

(a)The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)Except with respect to Section 21(e), to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)No Participant will have any rights as a shareholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g)The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Share under the Plan pursuant to such rules,

procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

(i)If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

22.Stock-Based Awards in Substitution for Option Rights or Awards Granted by Other Company. Notwithstanding anything in this Plan to the contrary:

(a)Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Common Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Section 3 of the Plan. In addition, no Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Section 3 of the Plan.

APPENDIX B

"FOURTH: Section 1. Authorized Stock. The total number of shares of which the Corporation shall have authority to issue is ~~30,000,000~~55,000,000 shares, consisting of 5,000,000 shares of Preferred Stock, par value $.01 per share (hereinafter called "Preferred Stock"), and ~~25,000,000~~50,000,000 shares of Common Stock, par value $.01 per share (hereinafter called "Common Stock")."

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Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposal — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3, 4.

1. Election of Directors:

Nominee	For	Withhold
01 - Cloyd J. Abruzzo	☐	☐
02 - George G. Goodrich	☐	☐
03 - Dieter Kaesgen	☐	☐

Proposal	For	Against	Abstain
2. Approval, on an advisory basis, of compensation of named executives officers.	☐	☐	☐
3. Approval of the Shiloh Industries, Inc. 2016 Equity and Incentive Compensation Plan.	☐	☐	☐
4. Approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

SHILOH

Lightweighting without compromise.™

Proxy — SHILOH INDUSTRIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL STOCKHOLDERS MEETING ON MARCH 9, 2016,

The undersigned hereby constitutes and appoints Curtis E. Moll and David J. Hessler, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Shiloh Industries, Inc. to be held at the MTD Products Inc Lodge, 6029 Grafton Road, Valley City, Ohio, 44280 on Wednesday, March 9, 2016, at 10:00 a.m., and at any adjournments or postponements thereof, as follows and in accordance with their judgment upon any other matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, AND SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

YOUR VOTE IS IMPORTANT.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)